As filed with the Securities and Exchange Commission on April 9, 2008

Registration No. -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MOBIFORM SOFTWARE, INC.

(Exact Name of Registrant As Specified in Its Charter)

Delaware	7372	94-3399360
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number )	(I.R.S. Employer Identification No.)

1255 N Vantage Pt. Dr., Suite A
Crystal River, Florida 34429
Tel: (352) 564-9610

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Allen Ronald DeSerranno
President
Mobiform Software, Inc.
1255 N Vantage Pt. Dr., Suite A
Crystal River, Florida 34429
Tel: (352) 564-9610

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, Of Agent For Service)

Copies to:

Gerald A. Adler, Esq.
Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, NY 10022
Tel. (212) 371-8008

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock	3,430,900	$1.50	(1)	$5,146,350	$202.25
Common Stock	2,178,750	$1.00	(2)	$2,178,750	$85.62
Common Stock	12,095,674	$1.00	(3)	$12,095,674	$475.36
Total(4)	17,705,324			$19,420,774	$763.24

(1)	These shares are the subject of outstanding warrants, and the proposed maximum offering price per share represents the exercise price of these warrants in accordance with Rule 457(g).
(2)	These shares are the subject of outstanding warrants with exercise prices, or notes convertible into Common Stock at at conversion prices, lower than the bona fide estimated maximum offering price of the Common Stock, and the proposed maximum offering price per share represents the estimated maximum offering price of the Common Stock in accordance with Rule 457(g) and 457(i).
(3)	This price was determined by Mobiform Software, Inc to be equal to the price at which its shares were last sold in private transactions, as there is no current market for the Common Stock.
(4)	The number of shares issuable upon exercise of the warrants is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events. Therefore, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional securities to be offered or issued in connection with the exercise of the warrants in order to prevent dilution resulting from stock splits, stock dividends and certain other events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 9, 2008

PROSPECTUS

17,705,324 Shares

Mobiform Software, Inc.

Common Stock

This prospectus relates to up to 17,705,324 shares of common stock, par value $.0001 per share, of Mobiform Software, Inc. that the selling stockholders named in this prospectus or their transferees may offer from time to time. Of the shares of common stock offered hereby: (i) 12,095,674 shares were issued to the selling stockholders; and (ii) up to 5,609,650 shares are issuable upon exercise of warrants and conversion of notes. Such shares, warrants and notes were issued to the selling stockholders pursuant to: (i) a share exchange in 2005, (ii) a private placement completed in October 2006, (iii) a convertible note financing in February 2007 and (iv) a private placement of securities that we completed in July 2007, and to the placement agent which was employed in connection with these transactions. This is our initial registration of common stock. Our securities are not currently listed on any securities exchange, nor are they quoted on the Over-the-Counter Bulletin Board (“OTCBB”). Until our Common Stock is quoted on the OTCBB or is listed on an exchange, the Common Stock offered hereby will be sold at a fixed priceof $1.00 per share. Therafter, the Common Stock offered hereby may be offered and sold at prevailing market prices or at privately negotiated prices.

These securities will be offered for sale by the selling security holders identified in this prospectus or their transferees in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares. However, if all of the warrants are exercised for cash (and assuming there are no adjustments to the purchase price prior to exercise) we will receive $5,296,350 in gross proceeds and if all or a portion of the convertible notes are converted, our obligation to repay such notes in cash will be reduced or eliminated. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling security holders, incurred in connection with the offering described in this prospectus. Our common stock, warrants and notesare more fully described in the section of this prospectus entitled “Description of Securities.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2008.

MOBIFORM SOFTWARE, INC.

Unless the context otherwise requires, references in this prospectus to “the company,” “our company,” “we,” “our” and “us” means Mobiform Software, Inc. and its wholly-owned subsidiary, Mobiform Software, Ltd. (“Mobiform Canada”). “$” refers to U.S. dollars.

You should rely only on the information contained in this prospectus and in any free writing prospectus which we file with the Securities and Exchange Commission. We have not authorized anyone to provide you with information different from that contained in this prospectus or such free writing prospectus, if any. Any offers to sell common stock will be made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

i

PROSPECTUS SUMARY

This summary highlights information contained in other parts of this prospectus and provides an overview of the material aspects of this offering. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risks discussed under “Risk Factors,” our financial statements and the related notes included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Mobiform Software, Inc.

We are in the business of developing graphics authoring products based on the recently released Microsoft Windows Vista operating system (“Microsoft Vista”) and the XAML language (Extensible Application Markup Language). Our products enable software developers and designers to visually build documents (web and applications user interfaces) and have them automatically converted into XAML. Our strategic relationship with Microsoft enabled us to work with the new XAML language for more than three years prior to the release of Microsoft Vista. We also provide consulting services to companies seeking specific advice on the use and integration of our products into their software.

Products and Services.  Our technology team has years of experience in software design and development and has designed, built and delivered, over the years, very high quality software solutions. We are presently focusing our efforts on Microsoft’s new document type, XAML. To date we have created four products:

Aurora, a powerful graphical design software application to allow Internet and software developers to quickly design 2D and 3D XAML documents (launched for sale to the public on March 7, 2007) .

VantagePoint WPF Controls, a suite of user interface components designed for use by software developers and designers using Microsoft .NET 3.5 as the platform for their software products. VantagePoint consists of Buttons, Tanks, Pipes, Sliders, Radial and Linear Gauges, Motors, and other interface controls that can be used in WPF (Windows Presentation Foundation), Windows or Web Applications. VantagePoint controls are highly customizable with dozens of properties for configuring the look and feel of the components. VantagePoint provides a simple intuitive method of harnessing the power of WPF (launched on September 25, 2007).

SVGViewPlus, a .NET user component capable of rendering and animating SVG (Scalable Vector Graphics), a standard released by the World Wide Web Consortium (W3C). The W3C is a group comprised of 60 researchers, engineers and representatives from over 400 companies including Microsoft, Sun, Adobe and Nokia. The W3C is responsible for such open standards as HTML, XML (Extensible Markup Language) and HTTP. The SVG standard was three years in the making and has been adopted by various software companies. Given that it is a vector-based standard, it is suited for GIS (Global Information Systems) and AutoCAD-type applications (launched on December 2, 2003).

The Mobiform SVGBrowser, which is capable of rendering and animating SVG and viewing SVG documents locally or from the Internet (launched on December 2, 2003).

Consulting.  In addition to sales of pre-designed software products, we generate revenue by consulting with organizations that utilize our expertise in customized solutions and embedding our software into theirs, providing WPF and XAML training, and graphic design services for industry-specific graphic requirements.

Mobiform has been involved in WPF and XAML since it was first released in November 2003 at the Microsoft PDC (Professional Developers Conference). Mobiform, one of the earliest adopters of WPF, displayed its first public alpha product related to this technology in January 2004.

With the expertise of its personnel, Mobiform assists consulting clients in developing their WPF applications from initial consulting services and custom development, to embedding its Aurora XAML Designer into their solution. Mobiform has been retained as a consultant by a number of large companies, including some Fortune 500 corporations.

Organization.  We were originally organized as a Delaware corporation under the name Firefly Learning, Inc. on May 31, 2001. Early business plans did not meet with success and by 2002 we conducted minimal business activities. In October, 2005, pursuant to an exchange agreement we acquired all of the issued and outstanding shares of capital stock of Mobiform Software, Ltd., a Canadian corporation (“Mobiform Canada”), in exchange for shares of our common stock. After the acquisition, Mobiform Canada became a wholly owned subsidiary of Mobiform Software, Inc. We moved our headquarters and operations to Crystal River, Florida in December 2007. Our principal executive offices are located at 1255 N Vantage Pt. Dr., Suite A, Crystal River, Florida 34429. Our telephone number is (352) 564-9610.

2005 Share Exchange

In October, 2005, pursuant to an exchange agreement, we acquired all of the issued and outstanding shares of capital stock of Mobiform Software, Ltd., a Canadian corporation (“Mobiform Canada”), in exchange for 14,299,593 shares of our Common Stock After the acquisition, Mobiform Canada become a wholly owned subsidiary of Mobiform and our shares were held by the original Firefly Learning stockholders and those of Mobiform Canada. Mobiform and Mobiform Canada are collectively referred to herein as “Mobiform.”

2006 Private Placement

In October 2006, we completed a $551,000 private placement of our equity securities (the “2006 private placement”) selling equity units (the “2006 Units”), each 2006 Unit consisting of 50,000 shares of our Common Stock. The purchase price per 2006 Unit was $10,000. In connection with the 2006 private placement we issued a total of 2,755,000 shares of our Common Stock.

2007 Note Financing

In February 2007 we completed a private placement of $400,000 of one-year convertible notes and 200,000 warrants that expire on December 31, 2011. The notes are convertible into 800,000 shares of our Common Stock and the warrants permit the purchase of 200,000 shares of Common Stock at $.75 per share.

2007 Private Placement

We completed a $3,471,000 private placement of our equity securities in July 2007 (the “2007 private placement”) selling equity units (the “2007 Units”), each 2007 Unit consisting of 50,000 shares of our Common Stock and warrant to purchase 50,000 shares of our Common Stock at $1.50 per share until December 31, 2009. The purchase price per 2007 Unit was $50,000. In connection with the 2007 private placement, we issued a total of 3,471,000 shares of our Common Stock and Common Stock purchase warrants.

In connection with the above private financings, we issued to the placement agent an aggregate of 1,210,000 warrants to purchase shares of our Common Stock. These warrants consist of 310,000 warrants exercisable at $.20 and 1,578,750 warrants exercisable at $.75. All of the aforesaid warrants permit cashless exercise.

The Offering

Securities Offered
17,705,324 shares of Common Stock, including 12,095,674 shares of Common Stock that were issued to the selling security holders and up to 5,609,650 shares issuable upon exercise of outstanding warrants or conversion of convertible notes.
Use of Proceeds
We will not receive any proceeds from the sale of the shares offered hereby. We will, however, receive the proceeds from the exercise of warrants, if and when they are exercised. Any such proceeds will be used for working capital and general corporate purposes.
Common Stock outstanding as of February 14, 2008
23,652,125 shares.
Risk Factors
Prospective investors should carefully consider the Risk Factors before buying the Common Stock offered hereby.

RISK FACTORS

An investment in our shares is speculative and involves a high degree of risk. Therefore, you should not invest in our shares unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained herein before deciding to invest in our shares. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described above. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections.

Risk Factors Relating to Our Business

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our existing and new products and services. If we fail to do so, it could materially harm our business and impair the value of our Common Stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits that we anticipate in the future.

Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services. These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, and inadequate sales and marketing. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We have incurred losses since inception and we may be unable to achieve profitability or generate positive cash flow.

We have incurred substantial net losses since our inception, and we may be unable to achieve profitability in the future. If we continue to incur losses, we may be unable to implement our business plan described herein, including the following:

•	increase the number of products we sell
•	increase our sales and marketing activities, including the number of our sales personnel
•	acquire additional businesses.

As of October 31, 2006, October 31, 2007 and January 31, 2008 we had an accumulated deficit of approximately $1,028,881, $4,040,206 and $4,688,939, respectively. We may not achieve profitability if our revenues increase more slowly than we expect, and/or if operating expenses exceed our expectations or cannot be adjusted to compensate for lower than expected revenues. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline, if and when our Common Stock commences trading, of which there is no assurance.

We may not accurately anticipate the timing of the market needs for our products and develop such products at the appropriate times, which could harm our operating results and financial condition.

Accurately forecasting and meeting our customers’ requirements is critical to the success of our business. Forecasting to meet customers’ needs is particularly difficult in connection with newer products and products under development. Our ability to meet customer demand depends in part on our ability to configure our product applications to the complex architecture that our customers have developed and the availability of skilled labor to address our customers’ needs. If we fail to meet customers’ supply expectations, our net revenues will be adversely affected, and we will likely lose business.

The failure to develop additional distribution channels to market and sell our products will impact the viability of our company.

The majority of our sales to date have been direct sales to a relative few companies. Although we have begun to seek additional distribution channels, we have not yet generated significant revenues. Although we intend to attempt to obtain distributors and resellers, we may not succeed in marketing our products to their customers.

Our future operations may depend on our ability to obtain additional financing.

We have historically financed our operations through equity investments and/or the sale of convertible promissory notes and from cash generated from sales. We believe that our cash on hand together with anticipated cash flow generated from operations will sufficiently allow us to continue to implement our immediate business plan. However, if we need more cash and we are unable to raise additional funds, our ability to go forward with our business plan may be severely hampered. We cannot assure you that if we are required to raise additional debt or equity financing in the future that we will be able to obtain such financing on satisfactory terms, if at all. If, in the future, we issue any additional equity or convertible debt securities, we may substantially dilute the interests of our current stockholders. If our future capital requirements are greater than the cash we obtain from our business and/or available financing, we may, among other things, be required to significantly reduce our product development, commercialization, marketing or other activities or even cease operations.

Our future operating results are unpredictable.

In part because of our lack of operating history and the recent launch of Aurora in April 2007 and other new products since then and our untested business model, it is not possible to accurately forecast our future revenues, or results of operations. We have no meaningful historical financial data upon which to base planned operating and capital expenditures, and our sales and operating results are difficult to forecast. A variety of factors may cause our future operating results to fluctuate significantly. Many of these factors are outside of our control. They include: (i) the effectiveness of our sales and marketing efforts; (ii) market acceptance of our services and products; (iii) the amount and timing of our operating costs and capital expenditures; (iv) introductions by our competitors of new or enhanced services or products; (v) availability of sufficient financing on terms acceptable to us; (vi) changes in the our management team and key personnel; and (vii) fluctuations in general economic conditions and economic conditions specific to the areas in which we intend to market our technology. One or more of these factors could materially and adversely affect gross margins and operating results in future periods.

We depend on a small number of customers for revenue.

Most of our incremental revenue is contributed through a small number of our employees working directly with relatively few companies on product customizations to meet their needs. Some of those active relationships may end shortly. We are actively seeking new clients to either consult with on this new technology or embed Aurora and other product components into their solutions or seek new clients who are willing to pay us to customize Aurora and other products to meet their needs. We cannot give you any assurance that we will be successful in developing a profitable customer base.

Between the initial introduction of XAML and now, a number of companies have started developing similar technologies, creating competition for us.

The number of competitors is bound to grow as time goes on. We cannot guarantee that we will remain a leader in our field. Our competitors also have strong product offerings and are actively marketing their technology. Most of the entities with which we compete or will compete with in the future have substantially greater financial resources, sales and personnel than we have. Moreover, there can be no assurance that other companies will not enter the marketplace or that other companies will not produce products superior to ours.

Microsoft may lose market share because it typically offers closed standards relative to its technology, which could adversely affect us.

Open Operating System (OS) standards are gaining momentum in Europe which could. negatively impact our growth potential. XAML is currently not open standards based and therefore, many European companies are investing in Open Standard technologies such as SVG. While we believe we can capitalize on these opportunities, we also believe that we should devote our efforts and financial resources in XAML, based upon what we perceive to be its anticipated demand and global deployment. While we believe Microsoft will remain the dominant leader in the sectors it works in, no assurance can be given that similar or better technologies will not be developed which, if developed, would have a material adverse effect on our business, financial condition and results of operations.

We may accidentally infringe on the intellectual property rights of third parties.

We have not patented or trademarked any of our technology, logos or trademarks. Our future success and our ability to compete may greatly depend on our proprietary technology. We therefore rely on trade secret laws, together with non-disclosure agreements and licensing agreements to establish and protect whatever proprietary rights that we may have. We also used Microsoft’s technology to build our Aurora XAML Designer. This, combined with its redistribution of shared information through marketing and authoring, may put us at risk. In the future, and to the extent we are successful in raising additional capital, we may allocate a portion of those proceeds to intellectual property protection. To date, retaining patent counsel has been too costly and establishing trade patents would have been too time consuming. Therefore, we cannot assure you that our efforts will successfully protect our technology because: (i) the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the United States and Canada; (ii) if a competitor were to infringe on our proprietary rights, enforcing those rights may be time consuming and costly, diverting management’s attention and its resources; (iii) measures like entering into non-disclosure agreements afford only limited protection; (iv) unauthorized parties may attempt to copy aspects of our products and develop similar products or obtain and use information that we regard as proprietary; and (v) our competitors may independently develop or patent technologies that are substantially equivalent or superior to our technology, duplicate our technologies or design around our intellectual property rights. In addition, others may assert infringement claims against us. The cost of defending infringement claims could be significant, regardless of whether the claims are valid and no assurance can be given that we will have the financial ability to defend any such claims.

Our products may contain defects that may be costly to correct, delay market acceptance of our products and expose us to litigation.

Despite testing by us, errors may be found in our software products. If defects are discovered, we may not be able to successfully correct them in a timely manner or at all. Defects and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation. Although our standard license agreement with our customers contains provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions, and we could fail to realize revenues and suffer damage to our reputation as a result of, or in defense of, a substantial claim. We currently do not carry product liability insurance for our products.

We are vulnerable to software failures, which could harm our reputation and cause our customers to seek reimbursement from us and take their business to another provider.

The software products that we distribute must be able to perform on customer/client servers and be properly managed around the clock without interruption. Our support operations depend upon our ability to supply our costumers with telephone and e-mail assistance and our support center may suffer damages emanating from human error, force majeure, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Future interruptions could:

•	cause customers or end users to seek damages for losses incurred;
•	require us to replace existing equipment or add redundant facilities;
•	damage our reputation for reliable service;
•	cause existing customers to cancel their contracts; or
•	make it more difficult for us to attract new customers.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the New York Stock Exchange or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures, and since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be exposed to potential risks relating to our internal control over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.

Section 404 of the Sarbanes-Oxley Act of 2002 requires public companies to include a report of management on the company’s internal control over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting as well as the operating effectiveness of the company’s internal controls. We are not yet subject to these requirements. We have not yet begun evaluating our internal control systems in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ending October 31, 2008 in relation to our management’s report and for our fiscal year ending October 31, 2009 relative to our accounting firm’s attestation.

While we expect to expend significant resources over the next few months in developing the necessary documentation and testing procedures required by Section 404 of Sarbanes-Oxley Act of 2002, there is a risk that we will not be able to comply with all of the requirements imposed by this rule. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive an unqualified attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we would receive a qualified or an adverse audit opinion on those financial statements which could also adversely affect the market price of our Common Stock and our ability to secure additional financing as needed.

If we lose key employees or are unable to attract and retain qualified personnel, our business could suffer.

Our future success will depend on the continued contributions of Ron DeSerranno, our CEO, President and Director, who is responsible for programming decisions, design changes, enhancements and strategies. We have “key person” life insurance in the amount of $500,000 on Mr. DeSerranno. Nevertheless the loss of

Mr. DeSerranno would likely have a material adverse effect on our business, financial condition and results of operations. We also rely on a very small complement of highly skilled employees. If one or more of them cease to work for us, it would have serious negative consequences. Our future success and plans for growth also depend upon ours ability to expand our Board of Directors and to attract, train and retain personnel in all areas of our business.

Indemnification of Officers and Directors.

Our Certificate of Incorporation provides for indemnification to the fullest extent permitted by Delaware law for any person whom we may indemnify thereunder, including our directors, officers, employees and agents. In addition, our Certificate of Incorporation, as permitted under the Delaware General Corporation Law, eliminates the personal liability of the directors to us or any of our stockholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, stockholders may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation, even though such action, if successful, might otherwise benefit us and our stockholders.

Risk Factors Relating to Our Common Shares

Voting control by our President and CEO.

Ron DeSerranno, our President and Chief Executive Officer, along with his affiliates and/or family members owns approximately 41% of our outstanding shares. As our Certificate of Incorporation does not provide for preemptive rights or cumulative voting for the election of directors, Mr. DeSerranno has and will continue to have effective control of our company and will be able to elect all of our directors and appoint all of our officers and otherwise control our affairs and operations. In addition, and not included in the aforesaid percentage of ownership, Mr. DeSerranno, pursuant to his employment agreement, has warrants to purchase 2,000,000 shares of our Common Stock at $0.20 per share and 3,500,000 shares at $0.75 per share. All of such warrants are exercisable on a cashless basis. Also, we do not yet have a Chief Financial Officer, so Mr. DeSerranno is the acting CFO. If his judgment, ability or character is faulty, there are no checks and balances to prevent harm to the Company.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933 (the “Securities Act”), as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or sate law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which we have relied, we may become subject to significant fines and penalties imposed by the Securities and Exchange Commission (the “SEC”) and state securities agencies.

We do not expect to distribute cash dividends.

We do not anticipate paying any cash dividends on our shares because we intend to retain our earnings to finance our business. We cannot assure you that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate a positive cash flow. Therefore, investors who anticipate the need for immediate income in the form of dividends should refrain from the purchase of our shares. In the future, our Board of Directors will decide whether to declare any cash dividends based on the conditions then existing, including our earnings and financial condition.

There is no public trading market for our common stock and no public market may develop.

Currently, there is no trading market for our Common Stock, and there can be no assurance that such a market will commence in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover, our Common Stock in all likelihood will trade at a price below $5.00 per share and become subject to the “penny stock” rules enacted by the SEC. This would increase the likelihood that many brokerage firms will not participate in a potential future market for our Common Stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer’s financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

A purchaser of our shares runs the risk of losing his entire investment.

Only persons that can bear the economic risk of their investment for an indefinite period of time and can afford the total loss of their investment should consider the purchase of our shares.

Authorization of Preferred Stock.

Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock, $.0001 par value, which shares may be issued in classes and series, pursuant to the rights, designations and preferences as determined by the Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our shares of Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in the control of the Company.

Issuance of additional securities and future acquisitions.

Our Board of Directors has authority to issue additional shares of Common Stock or other securities without the consent or vote of our stockholders. The issuance of additional shares, whether in respect of a transaction involving a business opportunity or otherwise, may have the effect of further diluting the proportionate equity interest and voting power of our stockholders. In the event of such future acquisitions, we could issue equity securities which would dilute current stockholders’ percentage ownership, incur substantial debt or assume contingent liabilities. Such actions by the Board of Directors could materially adversely affect our operating results and/or the value of our Common Stock. Acquisitions also entail numerous risks, including:

•	difficulties in the assimilation of acquired operations, technologies or products;
•	unanticipated costs associated with the acquisition;
•	diversion of management’s attention from other business concerns;
•	adverse effects on existing business relationships with suppliers and customers;
•	risks associated with entering markets in which we have no or limited prior experience; and
•	potential loss of key employees of acquired organizations.

We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could materially adversely affect our business, operating results and financial condition.

The exercise of outstanding warrants to purchase our common stock or conversion of notes into our common stock could substantially dilute your investment, impede our ability to obtain additional financing, and cause us to incur additional expenses.

Under the terms of our existing warrants to purchase our Common Stock, the holders are given an opportunity to profit from a possible rise in the market price of our Common Stock above the respective exercise prices of such warrants that, upon the exercise of the warrants, could result in dilution in the interests of our other shareholders. The terms on which we may obtain additional financing may be adversely affected by the existence and potentially dilutive impact of our outstanding warrants many of which are exercisable on a cashless basis. In addition, certain holders of our warrants have piggyback registration rights with respect to the Common Stock underlying such warrants, some of which shares, underlying those warrants are being registered in this registration statement which shares, upon exercise, will be available for sale.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements that involve known and unknown risks and uncertainties. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “should,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. These factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Common Stock offered by this prospectus. However, if all of the warrants to purchase the Common Stock covered by this Prospectus are exercised in full, we would receive gross proceeds of approximately $5,296,500. We would use any such proceeds for working capital and general corporate purposes. There can be no assurance that the selling security holders or their transferees will choose to exercise any of the warrants. We have agreed to bear all expenses relating to the registration of the Common Stock registered pursuant to the registration statement of which this prospectus is a part.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell shares from time to time, initially at a fixed price equal $1.00 per share. The offering price was determined based upon the price at which we most recently sold our Common Stock in a private transaction. However, we cannot determine what the market value of our Common Stock will be either now or at the time of sale. Our Common Stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Pink Sheets or the OTCBB, selling stockholders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently there is no public market for our capital stock, and we have not applied to have our Common Stock listed on any exchange or quoted by any quotation service. We intend to seek out a market maker to apply to have our Common Stock quoted on the Pink Sheets (“Pink Sheets”) and/or the OTCBBupon effectiveness of this registration statement. We are not required to comply with the disclosure policies of any exchange or quotation service. There are 17,798,434 shares of our Common Stock currently issuable upon exercise of warrants or options or conversion of notes, of which 5,609,650 shares are covered by this registration statement. In addition to the 12,095,674 shares of outstanding Common Stock covered by this registration statement approximately 1,503,334 shares of our outstanding Common Stock could be sold under Rule 144 beginning 90 days after we filed this registration statement.

Effective February 15, 2008, Rule 144 was amended to provide, among other things, that, with certain exceptions, persons not affiliated with the issuer holding restricted securities of reporting companies for at least six months may each freely sell (subject only to the Rule 144(c) public information requirement until the securities have been held for one year) and non-affiliates of non-reporting companies may freely resell restricted securities after satisfying a 12-month holding period. The provision permitting free sales after a six-month holding period does not apply to securities issued by a shell company or any company which has ever been a shell company before such shares were issued. Such shares can only be sold under Rule 144 at least twelve months after the issuer has (1) ceased to be a shell company, (2) has filed current “Form 10 information” and (3) become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) and made all required periodic filings for one year.

Our shares which were issued to the original shareholders of Firefly Learning, Inc. were issued at a time when we were an operating company and our Company had never been a shell company. Therefore, beginning 90 days after we become a reporting company by filing this registration statement, such shareholders may freely sell their shares under Rule 144 as amended, since they have held them for at least six months.. Because in 2002 we became a shell company for a period of time after the original shares were issued, we are deemed a shell company for purposes of Rule 144 with regard to all shareholders who were issued shares after the time we became a shell company, even though we are not now a shell company.

Rules Governing Low-Price Stocks

Our shares of Common Stock currently are not traded on any stock exchange or quoted on any stock quotation system. Upon the registration statement in which this prospectus is included, becoming effective, we will seek out a market maker to apply for quotation of our Common Stock on the OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our Common Stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information with respect to transactions in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.

Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

Common Stockholders of Record

As of March 28, 2008, we had 172 stockholders of record. However, this number does not include stockholders whose shares are held in trust by other entities and stockholders whose stock was held in nominee or street name by brokers, so the total number of beneficial stockholders of our shares is greater than the number of stockholders of record.

DIVIDEND POLICY

We have never paid dividends on our Common Stock and our present policy is to retain anticipated future earnings for use in our business.

Equity Compensation Plan Information

Currently, we do not have any compensation plans in place under which any of our equity securities may be issued.

DILUTION

We are not selling any Common Stock in this offering. As such, there is no dilution resulting from the Common Stock to be sold in this offering.

SELECTED FINANCIAL INFORMATION

The following selected financial data should be read in conjunction with our audited and unaudited financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations

	Year Ended October 31,		Three Month Ended January 31,
	2007	2006	2008	2007
			(Unaudited)	(Unaudited)
Revenue	$57,141	$119,670	$9,281	$15,358
Total Operating Expenses	2,375,564	1,141,966	661,076	320,583
Operating Loss	(2,318,423)	(1,022,296)	(651,795)	(305,225)
Total other income (expenses)	(244,086)	13,113	3,062	(42,514)
Net Loss	(2,551,549)	(1,028,881)	(648,773)	(347,739)
Net Loss per Share — basic and diluted	(0.12)	(0.06)	(0.03)	(0.02)

Balance Sheet Data

The following table sets forth our balance sheet data as of:

	October 31, 2007	January 31, 2008
		(Unaudited)
Cash and cash equivalents	$187,383	$353,060
Total assets	2,535,007	2,182,862
Total current liabilities	589,277	677,140
Total stockholders’ equity	1,945,730	1,505,722

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our results of operations should be read together with our consolidated financial statements and the related notes, included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our current plans, estimates and beliefs and involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus.

Executive Summary

We are in the business of developing graphics authoring products based on recently released Microsoft Vista. Our products enable software developers and designers to visually build documents (web and applications user interfaces) and have them automatically converted into XAML Our relationship with Microsoft has enabled us to work with the new XAML language for more than three years and prior to the release of Microsoft Vista. We have created a powerful graphical designer that allows Internet and software developers to quickly design 2D and 3D XAML documents. This software application is named “Aurora.” We launched Aurora for sale to the public in March, 2007.

Products and Services

Our technology team has years of experience in software design and development and has designed, built and delivered, over the years, world-class software solutions. We are presently focusing ours efforts on Microsoft’s new document type, XAML.

Product Description

We develop and sell software designed for use by graphic designers, computer programmers, and ordinary users of computers and the Internet. Our primary line of products, the Aurora software line, launched in March 2007, is a set of programs that allows users to generate “user interfaces” in the relatively new and highly functional format known as “XAML.” User interfaces include internet web sites and computer applications of all kinds, including computer models of simple and complex systems (for example, a functioning power plant, the flow of inventory of a large business, the genetic code of a species or individual, or a simple lever) and computer video games. Given the great and increasing pervasiveness of user interfaces in the world economy, the demand for products that allow for the simple and flexible creation of user interfaces is enormous.

Aurora is the first software program available on the market for full distribution that builds and displays XAML documents. Mobiform’s Aurora authoring tool currently works on Microsoft Windows XP and Microsoft Windows Vista. Mobiform, with the launch of Aurora, is a leader in XAML authoring products.

Consulting

In addition to sales of pre-designed software products, we generate revenue by consulting with organizations which utilize our expertise in customized solutions and embedding our software into theirs. We also offer WPF and XAML training and graphic design services.

We have been involved in WPF (Windows Presentation Foundation) and XAML (Extensible Application Markup Language) since it was first released in November 2003 at the Microsoft PDC Conference. We were one of the earliest adopters of WPF, displaying its first public alpha product related to this technology in January of 2004.

We assist consulting clients with their WPF applications. From initial consulting services and custom development, to embedding our Aurora software into their solution, we have the expertise and personnel to assist.

Licenses and Joint Ventures

We are in initial discussions with some companies which might want to license or joint venture some of our software applications on an exclusive or nonexclusive basis. In addition to several other executed mutual nondisclosure agreements, on October 26, 2007 we entered into an agreement with Capstone Technology for licensing of Aurora and VantagePoint into one of their HMI products. There is no assurance that any additional licenses or joint ventures will result from these discussions.

Overall Strategic Goals

Although we are a small early stage business, we have very high goals, which may or may not ever be achieved.

Stage 1: Dominant Position in XAML Based Technologies

Our go-to-market strategy is simple: Following in the footsteps of Corel, Adobe and Macromedia, our goal is to become the de-facto standard for XAML authoring products. Rapid customer adoption and generating Aurora dependency is key. Prior to the launch of Aurora, we offered free downloads of Aurora, our XAML authoring tool. With thousands of downloads of our products globally prior to the Aurora launch, we believe Aurora is well on its way to achieving brand-name recognition. We will continue those efforts to generate incremental revenue by working with global industry leaders like Rockwell Software, Siemens AG and Areva in selling consulting services and tool customization during Aurora’s brand recognition phase.

Stage 2: Accenting XAML Based Technologies

While having the XAML rendering technology is of great value, it does not however round out our planned technology portfolio. We still must develop accenting technologies necessary for a fully rounded suite of intellectual property. We are continuing to investigate the use of other technologies. However, our present accenting technologies will be the next generation of Internet communication and document printing technologies currently being released by Microsoft, i.e., “Metro” and “Indigo.” This additional technology will lead us into our Third Stage.

Stage 3: Become a Leading Software Products Company

Once equipped with the technology infrastructure developed during Stage 2, we believe that developing highly interactive and powerful software will be simplified. Our goal for Stage 3 is to move our business focus from technology development to product development. During this stage, we hope to be in an ideal position to develop software products for industry verticals in sectors such as Industrial Automation, Healthcare and Geographic Information Systems. With our in-depth knowledge of the specifications and XAML technologies, we believe we will be able to build software products more rapidly and at a lower total cost of ownership to the consumer. Products will be created through two different scenarios, (i) in-house creation of our own consumer products; and (ii) integration into third party products. Both scenarios should result in licensed sales of our technologies and products. Contract and co-development efforts will provide us with additional revenue streams.

Revenue Strategy

We are currently generating revenues through marketing the customization and/or embedding of Aurora and our XAML-based technologies to our client base, in addition to WPF and XAML training engagements. A greater portion of our revenue is being generated by working with Fortune 500 companies on defining their XAML strategy and implementing Aurora to meet upcoming end-user demands based on Microsoft’s launch of Windows Vista.

We are currently selling Aurora directly over the Internet from our website and through resellers. In the future, we intend to distribute Aurora through retail outlets and original equipment manufacturers (OEM). We will also target potential customers to offer customized Aurora applications to meet their industry requirements.

With the release of VantagePoint WPF Control, we recognized the opportunity to offer graphic design services to companies requiring industry-specific WPF controls.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAA”). The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. Though we evaluate our estimates and assumptions on an ongoing basis, our actual results may differ from these estimates.

Certain of our accounting policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s subjective judgments are described below to facilitate better understanding of our business activities. We base our judgments on our experience and assumptions that we believe are reasonable and applicable under the circumstances.

Revenue Recognition — Our revenues are recognized in accordance with SOP 97-2, “Software Revenue Recognition” [“SOP 97-2”], as amended by SOP 98-4, “Deferral of the Effective Date of SOP 97-2, Software Revenue Recognition” and SOP 98-9, “Modification of SOP 97-2 with Respect to Certain Transactions.” Revenue from the sale of software licenses is recognized when standardized software modules are delivered to and accepted by the customer, the license term has begun, the fee is fixed or determinable and collectibility is probable. Revenue from software maintenance contracts and ASP services are recognized ratably over the lives of the contracts. Revenue from professional services is recognized when the service is provided.

We sometimes enter into revenue arrangements in which a customer may purchase a combination of software, maintenance and support, and professional services (multiple-element arrangements). When vendor-specific objective evidence (“VSOE”) of fair value exists for all elements, we allocate revenue to each element based on the relative fair value of each of the elements. VSOE of fair value is established by the price charged when that element is sold separately. For maintenance and support, VSOE of fair value is established by renewal rates, when they are sold separately. For arrangements where VSOE of fair value exists only for the undelivered elements, we defer the full fair value of the undelivered elements and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue, assuming all other criteria for revenue recognition have been met.

Stock Based Compensation — In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock Based Compensation,” and supersedes Accounting Principles Board’s (“APB”)’s APB 25. Among other items, SFAS 123R eliminated the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. We adopted SFAS 123R effective January 1, 2006. We currently utilize a standard option pricing model (the Black-Scholes-Merton Model) to measure the fair value of stock options granted to employees. Under the “modified prospective” method, which the company has chosen to use, compensation cost is recognized in the financial statement beginning with the effective method date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R.

SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as previously required.

Foreign Currency — The functional currency for Mobiform Canada is the US dollar. All monetary assets and liabilities are translated at current exchange rates and the resulting adjustments are included in other income (expense). Income and expenses in foreign currency are translated at the exchange rate in effect at the transaction date. The current asset and current liability amounts contained in the balance sheets at January 31, 2008 and October 31, 2007 were translated at $0.998 Canadian dollar (“CD”) to $1.00 US Dollar (“USD”) and $1.053 CD to $1.00 USD, respectively. Long term assets, long term liabilities, and equity accounts were translated at their historical rates. The average translation rates applied to income statement accounts for the three months ended January 31, 2008 and 2007 and the years ended October 31, 2007 and 2006 were $1.00 CD to $1.00 USD, $0.86 CD to $1.00 USD, $0.919 CD to $1.00 USD and $0.883 CD to $1.00 USD, respectively.

Results of Operations

The following table sets forth, for the periods indicated, certain items from the consolidated statements of operations. Comparative analysis of ratios of costs and expenses to revenues is not shown in the following narrative discussion as management believes such ratios to be uninformative due to the insignificant levels of revenues in each period.

	For the Three Months Ended January 31,		For the Years Ended October 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Revenues	$9,281	$15,358	$57,141	$119,670
Operating expenses:
Compensation costs	396,686	198,704	1,490,264	830,140
Consulting fees	70,375	75,258	601,315	143,240
Advertising	78,852	2,524	69,130	36,657
Professional fees	71,260	21,500	71,370	5,503
Interest and debt costs	17,320	27,617	262,072	1,671
Income tax provision (benefit)	—	—	(10,960)	19,698
Net loss	($648,733)	($347,739)	($2,551,549)	($1,028,881)
Net loss per share — basic and diluted	($0.03)	($0.02)	($0.12)	($0.06)

Comparison of the Three Months Ended January 31, 2008 and 2007

Revenues

Our revenues for the three months ended January 31, 2008 and 2007, of $9,281 and $15,358, respectively, are primarily from services. Service revenues include revenues from fees charged for the implementation of our software products and training of customers in the use of such products. Revenues for the period decreased by approximately $6,000 or 40%. We are currently selling our software over the internet & are in initial discussions with companies which may want to license or joint venture some of our software applications.

Operating Expenses

Our operating expenses consist primarily of compensation costs, advertising and professional services.

Compensation costs consist of payroll and share based compensation, primarily through the issuance of warrants to employees. Payroll and share based compensation increased $197,926 (99.6%) from $198,704 in the three months ended January 31, 2007 to $396,686 in the three months ended January 31, 2008. We increased the number of employees from 6 to 11 as we began the process of implementing our strategic plan to increase revenues. Some of the new employees are performing services which had been performed by consultants. We issued warrants to most of our employees to acquire our Common Stock in the third and fourth quarters of fiscal 2007 and in the current quarter. The fair value of the compensatory element of the warrants is being amortized to operations over the vesting period of the warrant.

Consulting costs which are paid in cash and the issuance of warrants to acquire our Common Stock decreased from $75,258 in 2007 to $70,375 in the current quarter. The compensatory share element of the consulting fess increased $25,556 in the current period due to a consulting agreement commencing in January 2007 that was in effect for the entire 2008 quarter. Actual payments to consultants decreased $30,349 in the current quarter as a result of our new employees performing the prior consultants’ duties.

Advertising costs have increased to $78,852 in the three months ended January 31, 2008 from $2,524 in the three months ended January 31, 2007. We have begun to market our products and services in trade publications and at trade shows commencing in the second half of fiscal 2007.

Professional fees increased $49,760 (231.4%) from $21,500 in the three months ended January 31, 2007 to $71,260 in the three months ended January 31, 2008. Accounting, audit and legal fees have been incurred in preparation of our filing as a registered public company.

Interest and Debt Costs

The amortization of the convertibles debentures debt discount and deferred financing costs decreased $21,601 in 2007 to $13,791 in the current quarter. The 36.2% reduction is the result of the conversion of $225,000 of the notes into shares of our Common Stock during the fourth quarter of 2007. During the current quarter we recognized interest income of $20,382 from investing the proceeds of our 2007 private placement. There was no such income in January 2007 quarter.

Income Taxes

The expected tax benefits of $220,600 (2008) and $128,400 (2007) resulting form the pre tax losses of $648,733 in 2008 and $347,739 in 2007 have been fully reserved as we are not able to determine if it is more likely than not that we will be able to realize these tax benefits in the future.

Net Loss

Net loss in the three months ended January 31, 2008 totaled $648,733 compared to a net loss of $347,739 in the three months ended January 31, 2007, an increase of $300,994 (86.6%). The increased loss was attributable to the increased operating expenses per above.

Comparison of the Fiscal Years Ended October 31, 2007 and 2006

Revenues

Our revenues for the years ended October 31, 2007 and 2006, of $57,141 and $119,670, respectively, are primarily from services. Service revenues include revenues from fees charged for the implementation of our software products and training of customers in the use of such products. Revenues for the year decreased by approximately $63,000 or 52%. We are currently selling our software over the internet and we are in initial discussions with companies that may want to license or joint venture some of our software applications.

Operating Expenses

Our operating expenses consist primarily of compensation costs, advertising and professional services.

Compensation costs consist of payroll and share based compensation, primarily through the issuance of warrants to employees. Payroll and share based compensation increased $660,124 (79.5%) from $346,521 and $483,619 in the year ended October 31, 2006 to $547,050 and $943,214 in the year ended October 31, 2007. We increased the number of employees from 3 to 11 as we began the process of implementing our strategic plan to increase revenues. Cash based compensation increased 57.9% in the current year while the number of employees increased 266.7% The disparity between the % increases is due to our hiring employees as necessary which occurred throughout fiscal 2007. The increase in stock based compensation to our employees increased 95.0% over fiscal 2006. The fair value of the compensatory element of the warrants is being amortized to operations over the vesting period of the warrants issued. We issue Common Stock equivalents such as warrants as additional compensation and to entice employee loyalty.

Additionally, we incurred $601,315 in consulting fees in 2007 which is an increase of $458,075 (319.8%) over the prior year. The increase is attributable to the issuance of $563,333 in share based consulting fees in the year ended October 31, 2007 as compared to $100,000 in the year ended October 31, 2006 for investment banking, accounting, and legal fees we incurred in preparation of our filing as a registered public company.

Advertising costs have increased 88.6% to $69,130 in the year ended October 31, 2007 from $36,657 in the year ended October 31, 2006. In the second half of fiscal 2007 we increased the marketing of our products and services in trade publications and at trade shows.

Professional fees increased from $5,503 in the year ended October 31, 2006 to $71,370 in the year ended October 31, 2007. Such increase is attributable to accounting and audit fees.

Interest and Debt Costs

Interest expense, the amortization of the convertibles debentures debt discount and deferred financing costs increased $260,401 in 2007 to $262,071 from interest expense of $1,671 in fiscal 2006. The increase in interest expense from $1,671 in 2006 to $30,499 is attributable to the issuance of $400,000 in convertible debentures in April 2007. Amortization of the fair value of the warrants issued with the convertible debentures and the embedded fair value of the debt’s conversion feature was $231,573 with no corresponding cost in the prior year.

Income Taxes

The expected tax benefits of $871,000 (2007) and $343,000 (2006) resulting form the pre tax losses of $2,562,509 in 2007 and $1,009,183 in 2006 have been fully reserved as we are not able to determine if it is more likely than not that we will be able to realize these tax benefits in the future. The tax benefit in of $10,960 in 2007 and the tax provision of $19,698 in 2006 result from a change in the estimated Canadian tax credit refund applied for in prior periods.

Net Loss

Net loss in the year ended October 31, 2007 totaled $2,551,549 compared to $1,028,881 in the year ended October 31, 2006, an increase of $1,522,668. The increased loss was attributable to the increased operating expenses per above.

Liquidity and Capital Resources

We have funded our operations primarily through private placement financings.

In October 2006, we completed a private placement offering of equity units (the “2006 private placement offering”) each unit consisting of 50,000 shares of our Common Stock. The purchase price per unit was $10,000. We sold approximately 55 units, issuing a total of 2,755,000 shares of our Common Stock. We received proceeds of $551,000 before offering costs of $93,000.

In July 2007, we completed a private placement offering of equity units (the “2007 private placement offering”), each unit consisting of 50,000 shares of our Common Stock and a warrant to purchase 50,000 shares of our Common Stock at $1.50 per share until December 31, 2009. The purchase price per unit was $50,000. We sold approximately 69 units, issuing 3,471,000 shares of our Common Stock and 69 Common Stock purchase warrants. We received proceeds of $3,471,000 before offering costs of $505,000.

In February 2007, we completed a $400,000 convertible promissory note offering. The notes bear interest at 8% and are convertible into shares of our Common Stock at $0.50 per share at any time prior to maturity. The interest is payable at such time the notes are due and payable in cash and/or in shares of our Common Stock at the option of the noteholder. In 2007, noteholders converted $225,000 in promissory notes and $11,519 of accrued interest into 473,198 shares of our Common Stock. In March 2008 we repaid $100,000 of the notes and accrued interest of $10,163 to an investor.

At January 31, 2008 we had cash and cash equivalents and certificates of deposit of $1,906,000 compared to $2,220,000 at October 31, 2007. The decrease of $314,000 is attributable to our operating losses.

Cash Flows

Net cash used for operating activities amounted to $314,000, $146,000, $773,000 and $379,000 in the three months ended January 31, 2008 and 2007 and the years ended October 31, 2007 and 2006, respectively. Operating costs for compensation, advertising and professional fees were incurred as we implement our overall strategic business plan and prepare for the filing of our registration statement.

We generated cash from financing activities of $3,161,000 and $414,000 in fiscal 2007 and 2006, respectively, and $325,000 in the three months ended January 31, 2007. These were primarily from the successful completions of our equity and debt financings.

In fiscal 2007, $2,033,000 was invested in a certificate of deposit and $183,000 was used for the acquisition of property and equipment. In the three months ended January 31, 2008, $480,000 was provided by the redemption of a certificate of deposit.

We believe that cash and cash equivalents and certificates of deposit on hand at January 31, 2008 will be sufficient to fund our operations for at least the next 12 months. At this time we do not anticipate any large capital expenditures that will require us to seek new sources of capital.

Contractual Obligations

N/A

Off-Balance Sheet Arrangements

As of January 31, 2008 and October 31, 2007, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to market rate risk for changes in interest rates relates primarily to our certificates of deposit. At January 31, 2008 and October 31, 2007, these were at fixed rates. Fixed rate financial instruments may have their value adversely impacted due to rising interest rates. Thus, our future investment income may fall short of expectations due to changes in interest rates.

Foreign Exchange Risk

We had foreign currency risks related to revenues and operating expenses denominated in currencies other than the U. S. dollar, however, during fiscal 2007 operations have been transferred from our Canadian subsidiary to the U.S. Thus, we believe such risks will no longer affect our operations.

Recent Accounting Pronouncements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements for the purpose of a materiality assessment. SAB 108 is effective for us in fiscal 2007. The adoption of SAB 108 had no effect on our financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 will be applied prospectively and will be effective for periods beginning after November 15, 2007. The Company is currently evaluating the effect, if any, of SFAS 157 on the Company’s consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes  — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Specifically, FIN 48 requires the recognition in financial statement of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Additionally, FIN 48 provides guidance on the de-recognition of previously recognized deferred tax items, classification, accounting for interest and penalties, and accounting in interim periods related to uncertain tax positions, as well as, requires expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. There was no impact on the financial statements on our financial statements as a result on implementing FIN 48 on November 1, 2007.

In June 2006, the Emerging Issues Task Force (“EITF”) of the FASB ratified EITF Issue 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement. (That is, Gross Versus Net Presentation).” A consensus was reached that entities may adopt a policy of presenting taxes in the income statement on either a gross or net basis. An entity should disclose its policy of presenting taxes and the amount of any taxes presented on a gross basis should be disclosed, if significant. The guidance is effective for periods beginning after December 15, 2006. We present revenues net of taxes. EITF 06-3 will not impact the method for recording these sales taxes in our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items by which the fair value option has been elected in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements.” The Company does not expect the adoption of SFAS No. 159 to have a material effect on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations — Revised, that improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this statement establishes principles and requirements how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontroling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The changes to current practice resulting from the application of SFAS No. 141(R) are effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 141(R) before December 15, 2008 is prohibited. The Company does not expect the adoption of SFAS No. 141(R) to have a material effect on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require the following changes. The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the noncontrolling interest be dearly identified and presented on the face of the consolidated statement of income. When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary is initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment and entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The changes to current practice resulting from the application of SFAS No. 160 is effective for financial statements issued for fiscal years beginning alter December 15, 2008, and interim periods within those fiscal years. The adoption of SFAS No. 160 before December 15, 2008 is prohibited. The Company has not evaluated the effect, if any, that SFAS No. 160 will have on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 gives financial statement users better information about the reporting entity’s hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. The standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged, but not required. We do not anticipate the adoption of SFAS No. 161 will have a material effect on the Company’s financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF BUSINESS

We are in the business of developing graphics authoring products based on recently released Microsoft Vista. Our products enable software developers and designers to visually build documents (web and applications user interfaces) and have them automatically converted into XAML Our relationship with Microsoft has enabled us to work with the new XAML language for more than three years and prior to the release of Microsoft Vista. We have created a powerful graphical designer that allows Internet and software developers to quickly design 2D and 3D XAML documents. This software application is named “Aurora.” We launched Aurora for sale to the public in March, 2007.

History.  We were originally formed under the name Firefly Learning, Inc. on May 31, 2001. In October, 2005, pursuant to an exchange agreement we acquired all of the issued and outstanding shares of capital stock of Mobiform Software, Ltd., a Canadian corporation, (“Mobiform Canada”) in exchange for shares of our Common Stock. After the Acquisition, Mobiform Canada became a wholly owned subsidiary of Mobiform. Mobiform and Mobiform Canada are collectively referred to herein as “Mobiform.”

Our business is to develop authoring tools based on forecasted programming technology releases. An authorizing tool enables software developers and designers to visually build documents (web and applications user interfaces) and have them automatically converted into XAML (Extensible Application Markup Language).

Our technology team is comprised of seasoned veterans of software design and development who have extensive experience in designing, building and delivering world-class software solutions. For the past three years we have focused our efforts on Microsoft’s new document type, XAML.

XAML has all of the capabilities of HTML, Flash and PDF and should revolutionize application and web experiences while allowing developers and designers to speak the same programming language thereby giving them the ability to quickly create unique end-user 3D experiences and converged applications unlike anything ever seen. This technology was bundled in the launch of Microsoft’s “Windows Vista.” Microsoft is the first software developer to market 3D applications, intuitive and collaborative web sites and robust interfaces. Its Aurora authoring product is an integral piece that is required for delivering this technology.

We identified the trend towards document convergence three years ago and aligned ourself closely with Microsoft and have steadily developed an expertise in XAML. Microsoft’s confidence in our abilities is evidenced by the numerous times we have been mentioned on their web site and our level of interaction with the XAML focused Microsoft employees. Outside of Microsoft, Mobiform is now considered one of the leading authorities on this new technology and Aurora, its authoring tool for this new language, is actively being used and we believe will continue to be used by leaders in the XAML field. We have licensed or provided training and/or consulting services to such major companies as Microsoft Corporation, Intel Corporation, Siemens AG, and InvestorForce, Inc.

Following in the footsteps of authoring companies like Corel, Adobe and Macromedia, our goal is to become the “de-facto” standard XAML authoring product. We believe that our flagship product, “Aurora,” will enable us to set that standard.

Product Description

We develop and sell software designed for use by graphic designers, computer programmers, and ordinary users of computers and the Internet. Our primary line of products, the Aurora software line, formally launched in March 2007, is a set of programs that allows users to generate “user interfaces” in the relatively new and highly functional format known as “XAML.” User interfaces include internet web sites and computer applications of all kinds, including computer models of simple and complex systems (for example, a functioning power plant, the flow of inventory of a large business, the genetic code of a species or individual, or a simple lever) and computer video games. Given the great and increasing pervasiveness of user interfaces in the world economy, the demand for products that allow for the simple and flexible creation of user interfaces is enormous.

From approximately 1990 to the present, the dominant formats in which user interfaces are generated have been the HTML, or hyper-text multi-link, format, the PDF, or portable document, format, and the Flash format. Each of these formats has its own particular strengths; for example, HTML is particularly useful for generating web pages, PDF for generating documents, and Flash for generating video presentations. Taking all three together, they have allowed the creation of an enormous number and variety of user interfaces, and they continue to dominate the marketplace today. However, each of these formats also has its own particular weaknesses, and all three suffer from the serious problem that they cannot be easily made to work together. These problems have not been insurmountable, and many user interfaces do combine pieces of all three formats. But making these combinations work has been a difficult, time-consuming, and ongoing job for graphic designers and computer programmers.

The new XAML format for user interfaces, which combines the strengths of HTML, PDF and Flash without introducing any compatibility problems, has been created by Microsoft. This is the XAML format, which has been recently released for broad consumption as part of the Windows Vista software product, launched by Microsoft in January 2007. The benefits of the XAML format have led many observers, including our management, to expect XAML to eventually become the dominant format for user interfaces, and to have a very significant impact on the way programmers, software designers and ordinary people use their computers.

Aurora and its competitor products, which are all referred to as “authoring tools,” allow their users to create user interfaces in the XAML format. The specific feature of Aurora and competitive XML Authoring Tools is their ability to make the task of interfacing easier in that they allow the interface to be first constructed graphically or visually, and then automatically transform the construction into the XAML format. This enables a designer of user interfaces to spend time using a mouse to shape the Document as opposed to writing code in a programming language, which translates into a substantial savings of time and energy.

If XAML fulfills predictions and does become the dominant format for user interfaces, the market for authoring tools which allow users to create user interfaces in the XAML format will be enormous. The benefits of Aurora and its competitive authoring tools: are (i) visual design makes creation of user interfaces easy; (ii) functionality of HTML, PDF and Flash, with no compatibility problems (iii) ease of use sufficient to allow non-experts to create user interfaces; and (iv) greater flexibility in choosing the design of a user interface.

Outside of Microsoft, we are now considered one of the leading authorities on this new technology and our authoring tool for this new language is actively being used and will continue to be used by the leaders in the XAML field. Because Microsoft is now offering its own competing authoring tool, we do not have the same collaborative relationship that we had previously.

Competing against Microsoft is a daunting task. In comparison to the Microsoft Expression Interactive Designer team of 40-50 people, we currently have seven. Despite this, we believe that Aurora is competitive with the Expression Interactive Designer for many applications and clients. Given additional resources, this gap could be closed significantly.

While we will compete directly with Microsoft using Aurora as a retail product, we will also be looking to fill in the gaps and take advantage of opportunities that Microsoft has left open in their product offering. These include: (i) providing a XAML authoring environment that is accessible for customization and extension for vertical markets; (ii) providing a XAML authoring environment that is embeddable into other software applications such as Expression Interactive Designer; (iii) providing value-added features to the products that are not found in Expression Interactive Designer; and (iv) providing different varieties of Aurora to different segments of the market.

Aurora is built with the designer and developer in mind. The intuitive user interface, ease of use and built in controls, delivers what it takes to create the superior 3D application and web interfaces. Aurora reduces the cost of application and web deployment by eliminating multiple authoring tools, creating a collaborative environment and speeding up the time-to-market. Designers and developers benefit from:

Full Conformity to Microsoft’s Vista	Use of Microsoft XAML as Native Format	Generating 2D and 3D Graphics	Supporting Various Common Control Types
Full Plug in Architecture	Support of Custom Microsoft Vista Controls	Componentized for use in NET Applications	Full Object Model
Clip Art Library	Style Support	Unique Brushes for Customization	Simple Editing

Aurora is the first software program available on the market for full distribution that builds and displays XAML documents. Mobiform’s Aurora authoring tool currently works on Microsoft Windows XP and Microsoft Windows Vista. Mobiform, with the launch of Aurora, is a leader in XAML authoring products.

Consulting.  In addition to sales of pre-designed software products, we generate revenue by consulting with organizations which utilize our expertise in customized solutions and embedding our software into theirs. We also offer WPF and XAML training and graphic design services.

We have been involved in WPF (Windows Presentation Foundation) and XAML (Extensible Application Markup Language) since it was first released in November 2003 at the Microsoft PDC Conference. We were one of the earliest adopters of WPF, displaying its first public alpha product related to this technology in January of 2004.

We assist consulting clients with their WPF applications. From initial consulting services and custom development, to embedding our Aurora software into their solution, we have the expertise and personnel to assist.

Licenses and Joint Ventures.  We are in initial discussions with some companies which might want to license or joint venture some of our software applications on an exclusive or nonexclusive basis. In addition to several other executed mutual nondisclosure agreements, on October 26, 2007 we entered into an agreement With Capstone Technology for licensing of Aurora and VantagePoint into one of their HMI products. There is no assurance that any additional licenses or joint ventures will result from these discussions.

Revenue Strategy

We are currently generating revenues through marketing the customization and/or embedding of Aurora and our XAML-based technologies to our client base, in addition to WPF and XAML training engagements. A greater portion of our revenue is being generated by working with Fortune 500 companies on defining their XAML strategy and implementing Aurora to meet upcoming end-user demands based on Microsoft’s launch of Windows Vista. We are currently selling Aurora directly over the Internet from our website and through resellers. In the future, we intend to distribute Aurora through retail outlets and original equipment manufacturers (OEM). We will also target potential customers to offer customized Aurora applications to meet their industry requirements.

With the release of VantagePoint WPF Controls we recognized the opportunity to offer graphic design services to companies requiring industry-specific WPF controls.

Market Information

Even though the XAML markup language has some constraints that will steer its adoption we will target the companies that we feel will adopt XAML early in its technology life cycle.

Our immediate industry focus relates to the following verticals:

Geographic Information Systems (GIS) — This industry is going to be one of the first to adopt XAML universally. Many GIS companies have downloaded and are evaluating our XAML products.

Industrial Automation and Control Systems — Rockwell Automation has approached us on a consultancy basis to implement our XAML components within their software. Customers, such as Rockwell Automation, demand a highly visual and intuitive interface which XAML’s technology will deliver.

Electrical Engineering — Siemens, an early customer of ours, is presently using our SVG technologies in their mission critical electrical monitoring applications.

Energy — Areva, a large international company specializing in engineering nuclear power and an early client of our technology, is now requesting us to develop specific enhancements to Aurora.

We believe that our XAML software and other XAML software developed by us and others will also find applications in the other markets, such as advertising, education, e-learning, engineering, exploration, financial, gaming, healthcare, media, mobility, oil and pharmaceutical.

Raw Materials and Suppliers

Since our products are principally intellectual property, raw material sources and availability are not significant to us

We will however be in competition with all other technology firms in attracting and retaining software engineering talent for Microsoft Windows developers, particularly those involved in .NET development. These resources are in extremely high demand and competition for these resources is significant.

Dependence on a Few Major Customers

As stated under “Risk Factors” we currently depend on a few customers. 80% of our revenues in the year ended October 31, 2007 came from two customers. The loss of either of them would have a material adverse effect on us. We are endeavoring to retain the customers we have while we seek to broaden our customer base. There is no assurance that we will succeed.

Protection of Intellectual Property

We have not patented or trademarked any of our technology, logos or trademarks. Our future success and our ability to compete may greatly depend on our proprietary technology. We therefore rely on trade secret laws, together with non-disclosure agreements and licensing agreements to establish and protect whatever proprietary rights that we may have. We also used Microsoft’s technology to build our Aurora XAML Designer. This, combined with Microsoft’s redistribution of shared information through marketing and authoring, may put us at risk. See “Risk Factors”.

Government Approval and Regulation

Our products and services do not require government approval and are not regulated by the government.

Cost and Effects of Compliance with Environmental Laws

We do not have any material costs or involvement with compliance with environmental laws.

Employees

We have ten full-time employees, including seven programmer product developers and three sales and marketing representatives. We are planning to expand, especially in sales and marketing both through additional personnel and developing external distribution channels. We also plan to recruit a full-time Chief Financial Officer. We are discussing the possibility that one or more of our customers may become a distribution channel for our products.

Reports to Security Holders

Following the effectiveness of the registration statement of which this prospectus is a part we plan to become a reporting company under the Securities Exchange Act of 1934 and to comply fully with its requirements, including those relating to reports to security holders. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at

1–800–SEC–0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov). Although it is not part of this prospectus, you may find additional information about us at our website, where our products are discussed in more detail.

DESCRIPTION OF PROPERTIES

Our executive offices and research and development facilities are located in Florida. We rent a 2,000 square foot office and research facility under a lease terminating on May 31, 2008. The annual rent is $43,800, subject to an escalation of up to 6% each year. We expect to enter a new lease for this facility. This facility is sufficient for our current needs, but we may obtain bigger facilities as we carry out our business strategy.

LEGAL PROCEEDINGS

We are currently not a party to any pending litigation, government investigation or any other legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Management

The Company’s management and key employees are the following:

Name	Age	Position with Company
Allen Ronald DeSerranno	42	CEO, President, CFO, Director
Francis V. Lorenzo	46	Vice President, Secretary and Director
Debra Gardner	49	Marketing Manager and Director

Profiles of our officers and directors are set forth below:

Ron DeSerranno

Mr. DeSerranno is a founder and CEO of Mobiform Canada, which was organized in March, 2003. Since Mobiform’s October, 2005 acquisition of Mobiform Canada, he has been Chief Executive Officer, President and a Director of Mobiform. His software development career first began at the Space and Atmospheric Research Group, Physics Department, at the University of Western Ontario. He was a Microsoft Certified Trainer and Consultant and taught courses in both New York and Toronto. From August, 1997 to November, 2000, he was a Senior Software Engineer for Rockwell Software, Inc./Dynapro Inc. where he was the development lead and architect for Rockwell’s flagship industrial automation product RSView, an invaluable tool to globally scaled companies like Kraft and General Motors. In 2002 he served as Vice President of Software Development for Motivus Software Ltd. which was acquired by Citrex Corp. Other ventures include the establishment of BoardMaster Software Mr. DeSerranno is considered one of the leading authorities on XML based graphics technologies and has been designing and developing world class software products for many years. Mr. DeSerranno received diplomas in Environmental Technology and Computer Support Technician in 1991 from Fanshawe College of Applied Arts and Technology, a degree in Physical Geography in 1993 from the University of Western Ontario and attended, in 1994, CDI College for Program Analysis.

He is not a director of any other reporting company.

Francis V. Lorenzo

Mr. Lorenzo has been Vice President, Secretary and a Director of the Company since April 2001. He was formerly a Managing Director of OTC Solutions, LLC (“OTC Solutions”), a company that worked with small and microcap companies in the Over the Counter sector. He has over 22 years of experience in the public financial sector. In 1986 he began his career with Speer, Leeds & Kellogg Investors Inc. as an arbitrage assistant. He thereafter became an arbitrage trader in the XMI Major Market Index (futures and options) on the American Stock Exchange. Thereafter, he formed the Loren Investment Group, Inc., a company specializing in advising companies on going public through the reverse-merger process as well as advising on securing the necessary financing to continue as a public entity. Mr. Lorenzo was an account executive with Mercer Capital, Ltd., the Placement Agent for the 2006 and 2007 private placements, from March 2007 to December 2007. He is currently Director of Investment Banking at John Thomas Financial, a registered broker-dealer. He received his BA degree in Economics and Political Science from the University of Colorado in 1984.

He is not a director of any other reporting company.

Debra Gardner

Ms. Gardner is Marketing Manager and a Director of the Company. She has over 20 years of management experience with the last 15 years in the technology field. Her experience with software began in July 1993 at Tupperware World Headquarters in Orlando, FL. She was the implementation and training lead for worldwide and domestic purchasing on Tupperware’s company-wide transition to Oracle software. In December 1996 Ms. Gardner began working for Oracle Corporation as a software applications instructor, advancing to the position of Senior Business Operations Manager for Oracle’s Streaming Media Group in 1999. In August 2002 she accepted a position with Technology Conservation Group, a global electronics recycler, and as their Business Manager lead their expansion efforts into five countries in three years and implemented ISO (International Standardization Organization) policies and procedures based on best business practices. Ms. Gardner has a variety of experience in contract negotiation, project management, personnel management and policy and procedure development. Since July 2007 Ms. Gardner has been the Marketing Manager of Mobiform Software, overseeing advertising, product pricing and positioning, and printed collateral. She became a Director of the Company on January 7, 2008.

There are no family relationships among our Directors, executive officers and none of them has been involved in legal proceedings in the last five years.

Our Advisors

Robert Jamieson

Mr. Jamieson is the principal of an accounting firm in Vancouver, British Columbia. He has worked with high-tech companies on the OTC and on various Canadian exchanges for many years. Mr. Jamieson counsels Mobiform on matters of investment, finance and corporate due diligence.

Scott Dunlop

Mr. Dunlop is a senior attorney in the Vancouver, British Columbia law firm of Davis and Company. Mr. Dunlop’s area of expertise is high-tech companies, particularly in software gaming and graphics. Mr. Dunlop provides counsel to Mobiform on intellectual property, investment, and corporate responsibility.

Indemnification of Directors and Officers

Our Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the law of the State of Delaware, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by the applicable provisions of Delaware law, and the indemnification provided for will not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We are required to indemnify each officer and director to the fullest extent permitted by law and to advance certain expenses incurred by such persons. Our Certificate of Incorporation and Delaware law provide limitations on the directors’ rights to indemnification in certain circumstances.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ended October 31, 2006 and October 31, 2007, all compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by (i) our Principal Executive Officer, , during the fiscal years ended October 31, 2006 and October 31, 2007; (ii) our other most highly compensated executive officers who were serving as executive officers at October 31, 2007, and whose total compensation for fiscal 2007 exceeded $100,000:

Name and Principal Position	Year Ended October 31	Salary ($)	Underlying Options(1)/ (#)
Allen Ronald DeSerranno Chief Executive Officer	2006	$62,401	$226,158
	2007	$132,692	$476,045
Francis V. Lorenzo Vice President and Secretary	2006	$56,557	$226,308
	2007	$131,673	$383,739

(1)	On April 1, 2006 the Company issued 2,000,000 five year warrants, exercisable at $.20, to each of Mr. DeSarranno and Mr. Lorenzo. They vested 25% each six months through March 31, 2008. On April 1, 2007 the Company issued 3,500,000 five year warrants, exercisable at $.75, to Mr. DeSarranno and 2,500,000 warrants, exercisable at $.75, to Mr. Lorenzo. These vest 25% each six months from September 30, 2007 to March 31, 2009. The value of the options compensation was determined using the Black-Scholes model.

The following table sets forth certain information regarding the options held and value of each such officer’s unexercised options as of October 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Warrants (#)		Warrant Exercise Price ($)	Warrant Expiration Date	Number of Securities Underlying Unexercised Unearned Warrants
	Exercisable	Unexercisable
Allen Ronald DeSerranno(1) Chief Executive Officer	1,500,000	500,000	.20	3/31/2011	500,000
	875,000	2,625,000	.75	3/31/2012	2,625,000
				3/31/2011
				3/31/2012
Francis V. Lorenzo(1) Vice President and Secretary	1,500,000	500,000	.20	3/31/2011	500,000
	625,000	1,875,000	.75	3/31/2012	1,875,000

(1)	On April 1, 2006 the Company issued 2,000,000 five year warrants, exercisable at $.20, to each of Mr. DeSarranno and Mr. Lorenzo. They vested 25% each six months through March 31, 2008. On April 1, 2007 the Company issued 3,500,000 five year warrants, exercisable at $.75, to Mr. DeSarranno and 2,500,000 warrants, exercisable at $.75, to Mr. Lorenzo. These vest 25% each six months from September 30, 2007 to March 31, 2009.

Director Compensation

We do not compensate our directors for serving on our Board of Directors, other than any compensation which a director may earn as an employee of the Company. We reimburse our directors for any travel related expenses incurred in performing their duties as directors.

Employment Agreements with Executive Management and Directors

Mr. DeSerranno has an employment agreement with the Company, which provides for an annual salary of $150,000, which expires on March 31, 2009. The agreement also provides that we may terminate the agreement with 30 days written notice if termination is without cause. Our obligation would be to pay Mr. DeSerrano monthly payments equal to his base salary for six months after a termination without cause.

The agreement also provides that Mr. DeSerranno can terminate his employment if we merge with or consolidate with another entity, or we are subject in any way to a transfer of a substantial amount of our assets, resulting in the assets, business or operations of ours being controlled by an entity or individual other than Mobiform.

Pursuant to his previous employment agreement on April 1, 2006 Mr. DeSerranno received a five-year warrant to purchase 2,000,000 shares of Common Stock exercisable at $0.20 per share on a cashless basis and pursuant to the amendments to his employment agreement effective April 1, 2007, Mr. DeSerranno received a five-year warrant to purchase 3,500,000 shares exercisable at $0.75 per share on a cashless basis. The warrants vest over a two-year period beginning on the date of the respective agreements at the rate of 25% every six months.

From April 1, 2006 until he resigned as an employee of the Company on July 20, 2007, Mr. Lorenzo had an employment agreement with the Company providing for an annual salary of $125,000 and an expiration date of March 31, 2009.

Pursuant to his previous employment agreement on April 1, 2006 Mr.Lorenzo received five-year warrants to purchase 2,000,000 shares of Common Stock exercisable at $0.20 per share on a cashless basis and pursuant to the amendments to his employment agreement effective April 1, 2007, Mr. Lorenzo received five-year warrants to purchase 2,500,000 shares exercisable at $0.75 per share on a cashless basis. By agreement Mr. Lorenzo retained his warrants upon his resignation. He continues without salary to serve as Vice President, Secretary and a Director of the Company.

Code of Business Conduct and Ethics

We have not yet adopted a Code of Business Conduct and Ethics, but we plan to adopt one during the next six months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the number of shares of Common Stock beneficially owned as of March 31, 2008 by (i) those persons or groups known to us who beneficially own more than 5% of our Common Stock; (ii) each director; (iii) each executive officer whose compensation exceeded $100,000 in the fiscal year ended October 31, 2007; and, (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by persons listed or contained in filings made by them with the SEC and by information provided by such persons directly to us. Except as indicated, the stockholders listed below possess sole voting and investment power with respect to their shares.

Name(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock(3)
Allen Ronald DeSerranno(4)	13,154,955	48.0%
Francis V. Lorenzo(5)	3,550,000	13.2%
Debra Gardner(6)	12,500	*%
Gary Fuhr(7)	1,561,085	6.5%
All officers and directors as a group (Three persons)(8)	16,717,455	54.5%

*	Less than 1% percent
(1)	The addresses of Messrs. DeSerranno and Lorenzo and Ms. Gardner are c/o Mobiform Software, Inc., 1255 N Vantage Pt. Dr., Suite A, Crystal River, Florida 34429. Mr. Fuhr, a former employee of the Company, has an address at 7204 Stride Avenue, Burnaby, BC V3N 1T9 Canada.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock relating to options currently exercisable or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(3)	Based upon 23,652,125 shares of Common Stock outstanding plus in each case the shares which the person or group has a right to acquire within 60 days through the exercise of warrants.
(4)	Includes 3,750,000 shares of Common Stock issuable upon the exercise of warrants and 1,721,979 held by a corporation wholly-owned by Mr. DeSerranno. Excludes 316,373 shares of Common Stock held by Mr. DeSarranno’s wife, Rita Honurata DeSarranno, as to which he disclaims beneficial ownership.
(5)	Includes 3,250,000 shares of Common Stock issuable upon the exercise of warrants.
(6)	Includes 12,500 shares of Common Stock issuable upon the exercise of warrants.
(7)	Includes 250,000 shares of Common Stock issuable upon the exercise of warrants.
(8)	Includes 7,012,500 shares of Common Stock issuable upon the exercise of warrants.

Change in Control

We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2006, we issued a 10% convertible promissory note to Ron DeSerranno, our Chief Executive Officer([“CEO”) in exchange for $100,000 loaned by the CEO to Mobiform Canada for working capital purposes. The debt was convertible into shares of our Common Stock at a rate of $0.20 per share. In May 2007, the note and accrued interest of $7,000 was paid in full.

During fiscal 2007, a note in the amount of $40,000, which represented monies advanced by the former CEO of Firefly Learning, Inc. (our predecessor), for working capital purposes, was paid in full.

SELLING STOCKHOLDERS

The Common Stock being offered by the selling stockholders were issued or are issuable upon exercise of warrants or conversion of convertible notes issued pursuant to transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act.i.e., the 2005 Share Exchange, the 2006 Private Placement and the 2007 Private Placement. For additional information regarding the issuance of those shares, notes and warrants, see “2005 Share Exchange,” “2006 Private Placement,” “2007 Note Financing” and “2007 Private Placement.” We are registering the Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Of the 17,705,324 shares of Common Stock being offered by the selling stockholders, 316,373 shares are being offered by a family member of a director and officer of our Company. No other shares are being sold by directors and officers of our Company or their family members or companies controlled by them. To our knowledge, except as otherwise indicated in the footnotes to the selling stockholders table below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer or has had any position, office or other material relationship with us in the last three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the Common Stock, notes and warrants, as of the date of this prospectus, assuming exercise of the warrants and conversion in full of all convertible notes held by the selling stockholders on that date, without regard to any limitations on exercise. The fourth column lists the Common Stock being offered by this prospectus by the selling stockholders. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares or Common Stock that the selling stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. Therefore the fifth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockolders may, from time to time, offer and sell pursuant to this prospectus, up to an aggregate of 12,095,674 shares of our Common Stock they now own, an aggregate of 150,000 shares of our Common Stock issuable upon conversion of convertible notes and an aggregate of 5,509,650 shares of our Common Stock issuable to thesSelling stockolders upon exercise of the Warrants. The Selling Security Holders may, from time to time, offer and sell any or all of the shares of Common Stock that are registered under this Prospectus, although they are not obligated to do so. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockolders. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

Selling Security Holder	Common Stock Beneficialy Owned	Common Stock Issuable Upon Conversion of Notes	Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Beneficially Owned	Shares to Be Registered in this Offering	Beneficial Ownership After the Offer Shares	Percent
Guiliano Mineo	300,000			300,000	300,000	0	*
Thomas Scott Deal	200,000			200,000	200,000	0	*
Joshua Kagan	150,000			150,000	150,000	0	*
Thomas Scott Deal	150,000			150,000	150,000	0	*
David O’Kelly/Rosaleen O’Kelly	100,000			100,000	100,000	0	*
Giacomo Ruzza	100,000			100,000	100,000	0	*
Irving Kagan	100,000			100,000	100,000	0	*
RBC Dain Raucher FBO: Stolpe Duane — IRA(4)	100,000			100,000	100,000	0	*
The Stolpe Family Limited Partnership	100,000			100,000	100,000	0	*
Robert Oram	100,000			100,000	100,000	0	*
RBC Dain Raucher Cust FBO: Tsamasiros Deborah — IRA(4)	60,000			60,000	60,000	0	*
Bruce A. Barnet	50,000			50,000	50,000	0	*
Au Loxy Lok-see	50,000			50,000	50,000	0	*
David Blow	50,000			50,000	50,000	0	*
G I Holdings, Ltd.	50,000			50,000	50,000	0	*
Gary Goldman	50,000			50,000	50,000	0	*
Harry Friedman	50,000			50,000	50,000	0	*
Joyce Wong/Edward Wong	50,000			50,000	50,000	0	*
Kevin Israel	50,000			50,000	50,000	0	*
Leo Macanna	50,000			50,000	50,000	0	*
Liucio Sachetti	50,000			50,000	50,000	0	*
Massimichiano Gallo	50,000			50,000	50,000	0	*
RBC Dain Raucher FBO: Keith Little SEP — IRA(4)	50,000			50,000	50,000	0	*
Scott Bloom	50,000			50,000	50,000	0	*
William John Zorhab	50,000			50,000	50,000	0	*
Robert Oram	50,000			50,000	50,000	0	*
Barbara D. Freestone	25,000			25,000	25,000	0	*
Brioche Urban Bakery Ltd.	25,000			25,000	25,000	0	*
Cam McDonald	25,000			25,000	25,000	0	*

Selling Security Holder	Common Stock Beneficialy Owned	Common Stock Issuable Upon Conversion of Notes	Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Beneficially Owned	Shares to Be Registered in this Offering	Beneficial Ownership After the Offer Shares	Percent
Ronald S. Freestone	25,000			25,000	25,000	0	*
Larry Kanes	25,000			25,000	25,000	0	*
Claudio Magagnin	20,000			20,000	20,000	0	*
Giavanni Catalano	12,500			12,500	12,500	0	*
Thomas Lenehen	12,500			12,500	12,500	0	*
RBC Dain Raucher FBO Gary Mollitor IRA C.(4)		100,000	25,000	125,000	125,000	0	*
Stephen Thole	100,000		25,000	125,000	125,000	0	*
Matthew Thole	100,000		25,000	125,000	125,000	0	*
Vincent Cafici/Conetti Cafici JTWROS	50,000		12,500	62,500	62,500	0	*
Charles D. Stadterman	50,000		12,500	62,500	62,500	0	*
Duane L. Beam		50,000	12,500	62,500	62,500	0	*
Len Rolls	50,000		12,500	62,500	62,500	0	*
Remelt Industries, Inc.	50,000		12,500	62,500	62,500	0	*
William McCartney	50,000		12,500	62,500	62,500	0	*
Farzin Morena			50,000	50,000	50,000	0	*
Carmelo Luppino	190,000		190,000	380,000	380,000	0	*
Charles E. Lowden	100,000		100,000	200,000	200,000	0	*
Duane L. Beam	75,000		75,000	150,000	150,000	0	*
Anthony Pesce	50,000		50,000	100,000	100,000	0	*
Arthur J. Notini	50,000		50,000	100,000	100,000	0	*
Bruce W. Snyder/Susan T. Snyder JWTROS	50,000		50,000	100,000	100,000	0	*
Car Craft Colission Works Inc.	50,000		50,000	100,000	100,000	0	*
Carmine Luppino/Angelo Luppino JWTROS	50,000		50,000	100,000	100,000	0	*
Constance Costa/ Susan Russo JTWROS	50,000		50,000	100,000	100,000	0	*
David J. McAllister	50,000		50,000	100,000	100,000	0	*
Gary Molitor	50,000		50,000	100,000	100,000	0
Larry Anderson	50,000		50,000	100,000	100,000	0	*
Leonard W. Lewis	50,000		50,000	100,000	100,000	0	*
Martin Corcoran	50,000		50,000	100,000	100,000	0	*
McAllister Family Trust	50,000		50,000	100,000	100,000	0	*
Michael Just/ Keri Just JWTROS	50,000		50,000	100,000	100,000	0	*
Perry Crauthers/ Linda Crauthers JTWROS	50,000		50,000	100,000	100,000	0	*
Philip Neshkin	50,000		50,000	100,000	100,000	0	*
RBC Dain Raucher FBO Joseph Williamson D. IRA(4)	50,000		50,000	100,000	100,000	0	*
Robert E. Dettle/ Rosalie T. Dettle — Living Trust	50,000		50,000	100,000	100,000	0	*

Selling Security Holder	Common Stock Beneficialy Owned	Common Stock Issuable Upon Conversion of Notes	Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Beneficially Owned	Shares to Be Registered in this Offering	Beneficial Ownership After the Offer Shares	Percent
Robert J. Smith/Joyce C. Smith JTWROS	50,000		50,000	100,000	100,000	0	*
Ronald Lehman/Sharon Lehman JWTROS	50,000		50,000	100,000	100,000	0	*
Thomas G. Charles	50,000		50,000	100,000	100,000	0	*
Thomas McElroy/Susan McElroy JWTROS	50,000		50,000	100,000	100,000	0	*
Timothy M. Howard	50,000		50,000	100,000	100,000	0	*
Ves Zadro	50,000		50,000	100,000	100,000	0	*
Wayne Lin/Chen Lin JWTROS	50,000		50,000	100,000	100,000	0	*
William K. Cuda, Jr	50,000		50,000	100,000	100,000	0	*
William McCartney	50,000		50,000	100,000	100,000	0	*
Vito Gargano/ Theresa Gargano JWTROS	50,000		50,000	100,000	100,000	0	*
Stephen Thole	50,000		50,000	100,000	100,000	0	*
RBC Dain Rauscher, Custodian/Short(5)	50,000		50,000	100,000	100,000	0	*
Steven E. Wietsma	50,000		50,000	100,000	100,000	0	*
Gregory Garofalo	40,000		40,000	80,000	80,000	0	*
Francis Sousa/Patricia Sousa JWTROS	37,500		37,500	75,000	75,000	0	*
John Rupe	37,500		37,500	75,000	75,000	0	*
Luppino Landscaping	36,000		36,000	72,000	72,000	0	*
RBC Dain Raucher FBO Christopher Southwick IRA(4)	30,000		30,000	60,000	60,000	0	*
Andrew Feltenstein	25,000		25,000	50,000	50,000	0	*
Anthony Rakos	25,000		25,000	50,000	50,000	0	*
Charles D. Stadterman	25,000		25,000	50,000	50,000	0	*
Craig N. Thatcher	25,000		25,000	50,000	50,000	0	*
Dale Banks	25,000		25,000	50,000	50,000	0	*
Daniel Gust	25,000		25,000	50,000	50,000	0	*
Daniel Washko	25,000		25,000	50,000	50,000	0	*
David Holfoth	25,000		25,000	50,000	50,000	0	*
Dean Family Living Trust	25,000		25,000	50,000	50,000	0	*
Frank A. Wendling	25,000		25,000	50,000	50,000	0	*
Garry Gallopo/Deborah Gallopo JWTROS	25,000		25,000	50,000	50,000	0	*
Gary R. Diacik	25,000		25,000	50,000	50,000	0	*
Gary Smith	25,000		25,000	50,000	50,000	0	*
George Sullivan/Phyllis Sullivan JWTROS	25,000		25,000	50,000	50,000	0	*
Jack Hoy	25,000		25,000	50,000	50,000	0	*
Jayani Ishwar	25,000		25,000	50,000	50,000	0	*
Jeffery Short	25,000		25,000	50,000	50,000	0	*

Selling Security Holder	Common Stock Beneficialy Owned	Common Stock Issuable Upon Conversion of Notes	Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Beneficially Owned	Shares to Be Registered in this Offering	Beneficial Ownership After the Offer Shares	Percent
Jeffrey Pollens	25,000		25,000	50,000	50,000	0	*
John Wesolak/Rhonda Wesolak JWTROS	25,000		25,000	50,000	50,000	0	*
Joseph D. Williamson	25,000		25,000	50,000	50,000	0	*
Joseph F. DiMaria	25,000		25,000	50,000	50,000	0	*
Joseph Kelly	25,000		25,000	50,000	50,000	0	*
Kenneth Gordon	25,000		25,000	50,000	50,000	0	*
Klaus-Peter Eichner	25,000		25,000	50,000	50,000	0	*
Marc A. Rotter	25,000		25,000	50,000	50,000	0	*
Melvin Gratz/ Karen Gratz JWTROS	25,000		25,000	50,000	50,000	0	*
Michael Robbins	25,000		25,000	50,000	50,000	0	*
Perry Redeker	25,000		25,000	50,000	50,000	0	*
Peter Bohan	25,000		25,000	50,000	50,000	0	*
RBC Dain Raucher FBO: James Ira Kleinheinz E.(4)	25,000		25,000	50,000	50,000	0	*
Robert Lusch	25,000		25,000	50,000	50,000	0	*
Robert Valesky	25,000		25,000	50,000	50,000	0	*
Robert W. Kramer	25,000		25,000	50,000	50,000	0	*
Steven R. Eckert	25,000		25,000	50,000	50,000	0	*
Vincent Cafici/Conetti Cafici JTWROS	25,000		25,000	50,000	50,000	0	*
Win-Tech Precision Products, Inc.	25,000		25,000	50,000	50,000	0	*
Rashmika P. Patel/ Pravin Patel JTTEN/WROS	25,000		25,000	50,000	50,000	0	*
Robert Koopman	25,000		25,000	50,000	50,000	0	*
Scott Almon	25,000		25,000	50,000	50,000	0	*
Joan Nedwreski, David Nedwreski JWTROS	25,000		25,000	50,000	50,000	0	*
RBC Dain Raucher Inc. FBO David Angel (SEPIRA)(4)	25,000		25,000	50,000	50,000	0	*
Herbert Braverman	20,000		20,000	40,000	40,000	0	*
Douglas Fore	15,000		15,000	30,000	30,000	0	*
Thomas Paolino	15,000		15,000	30,000	30,000	0	*
Anthony Atenasio	12,500		12,500	25,000	25,000	0	*
Dennis Shurgin	12,500		12,500	25,000	25,000	0	*
Fidelo Secondino	12,500		12,500	25,000	25,000	0	*
Gary A. Hack	12,500		12,500	25,000	25,000	0	*
Harold Shapiro	12,500		12,500	25,000	25,000	0	*
Howard Cordova	12,500		12,500	25,000	25,000	0	*
Hubert Van Der Heijden	12,500		12,500	25,000	25,000	0	*
James Simcox	12,500		12,500	25,000	25,000	0	*
Kevin Sullivan	12,500		12,500	25,000	25,000	0	*
Lainez & Lainez Tax Solutions	12,500		12,500	25,000	25,000	0	*

Selling Security Holder	Common Stock Beneficialy Owned	Common Stock Issuable Upon Conversion of Notes	Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Beneficially Owned	Shares to Be Registered in this Offering	Beneficial Ownership After the Offer Shares	Percent
Mark Jarboe	12,500		12,500	25,000	25,000	0	*
Richard Lebaron	12,500		12,500	25,000	25,000	0	*
Robert Landstein	12,500		12,500	25,000	25,000	0	*
Craig Friedman/ Susan Friedman JTWROS	12,500		12,500	25,000	25,000	0	*
Ronald M. Schulkin	12,500		12,500	25,000	25,000	0	*
Gary Fuhr	1,311,085		250,000	1,561,085	1,561,085	0	*
Mercer Capital, Ltd.(5)			1,210,000	1,210,000	1,210,000	0	*
Doug McInnis	844,747			844,747	844,747	0	*
Kevin Gordon	511,199			511,199	511,199	0	*
Dan Deserrano	422,373			422,373	422,373	0	*
Ernie Fuhr	422,373			422,373	422,373	0	*
Glen Schollars	422,373			422,373	422,373	0	*
Rita Honurata Deserrano(3)	316,373			316,373	316,373	0	*
Deserrano Decorating Services	211,187			211,187	211,187	0	*
Giovani Iachelli	175,000			175,000	175,000	0	*
Thomas Scott Deal	175,000			175,000	175,000	0	*
Alexander Young	158,390			158,390	158,390	0	*
Greg Lorenzo**			125,000	125,000	125,000	0	*
Joseph Gebron**			125,000	125,000	125,000	0	*
Jason Wyle	105,593			105,593	105,593	0	*
RDS Group, LLC	50,000		50,000	100,000	100,000	0	*
Samuel Ranck	50,000		50,000	100,000	100,000	0	*
Len Rolls	100,000			100,000	100,000	0	*
Len Rolls	100,000			100,000	100,000	0	*
David S. Rosenstein	75,000			75,000	75,000	0	*
Cam McDonald	50,000			50,000	50,000	0	*
David Blow	50,000			50,000	50,000	0	*
Giovanni Catalano	50,000			50,000	50,000	0	*
John Zorhab	50,000			50,000	50,000	0	*
Joseph Schnaier	50,000			50,000	50,000	0	*
Peggy J. Williamson	50,000			50,000	50,000	0	*
Robert Jamieson	42,273			42,273	42,273	0	*
Scott Dunlop	42,237			42,237	42,237	0	*
Theresa Winter	42,237			42,237	42,237	0	*
Laura Deville-Jones	42,234			42,234	42,234	0	*
Frank Coppola**			25,000	25,000	25,000	0	*
Michael Catoggio**			25,000	25,000	25,000	0	*
Ruben R. Rucker	12,500		12,500	25,000	25,000	0	*
Constance Costa/ Janet Neglia JTWROS	25,000			25,000	25,000	0	*
Nicolas Cavalante**			14,250	14,250	14,250	0	*
Christian Tolomello**			11,800	11,800	11,800	0	*
Ron Ison**			10,000	10,000	10,000	0	*

Selling Security Holder	Common Stock Beneficialy Owned	Common Stock Issuable Upon Conversion of Notes	Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Beneficially Owned	Shares to Be Registered in this Offering	Beneficial Ownership After the Offer Shares	Percent
Mark Eichner**			7,500	7,500	7,500	0	*
Nicolas Cavalante**			7,400	7,400	7,400	0	*
Michael Shaleesh**			6,000	6,000	6,000	0	*
Dennis Glazov**			4,000	4,000	4,000	0	*
Edwin Perez**			4,000	4,000	4,000	0	*
Philip Gabelli**			2,500	2,500	2,500	0	*
Stephen Claney**			1,300	1,300	1,300	0	*
Total	12,095,674	150,000	5,459,650	17,705,324	17,705,324	0

*	Less than 1%.
**	Registered representative of a broker-dealer.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common Stock relating to options currently exercisable or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2)	Based upon 23,652,125 shares of Common Stock outstanding.
(3)	Ms. DeSerranno is the wife of our CEO, who disclaims any beneficial ownership of these shares.
(4)	Registered broker-dealer acting as custodian.
(5)	Registered broker-dealer. May be deemed an underwriter.

PLAN OF DISTRIBUTION

We are registering the Common Stock issued and issuable upon the conversion of convertible notes or exercise of the warrants to permit the resale of such Common Stock by the holders of the Common Stock, convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the Common Stock, but we will receive the proceeds of exercises of warrants and to the extent that the convertible notes are converted, we will not be obligated to repay in cash the amounts converted. We would receive $5,296,350, if all of the warrants are exercised and an aggregate of $75,000 would not have to be repaid by us in cash if all of the convertible notes held by the selling stockholders are converted. We will bear all fees and expenses incurred to register the Common Stock.

The selling stockholders may sell all or a portion of the Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Stock may be sold in one or more transactions initially at a fixed price of $1.00 unless and until a public market for such shares is developed or the shares become quoted on Pink Sheets or the OTCBB, following which the selling stockholders may then sell their shares at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell Common Stock short and deliver Common Stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling stockholders also may transfer and donate the Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the case of any such transfers, we will amend this prospectus by filing a prospectus supplement disclosing the names and other required information about the transferee, who would become a selling stockholder under the registration statement of which this prospectus is a part.

The selling stockholders and any broker-dealer participating in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We will pay all expenses of the registration of the Common Stock pursuant to the registration rights agreements; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act or the selling stockholders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Common Stock will be freely tradable in the hands of persons other than our affiliates.

Penny Stock Rules

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” which for the purposes relevant to us, is any equity security that has a market price of less than $5.00 per share or having an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
•	In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:
•	obtain financial information and investment experience objectives of the person; and
•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

A broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

If a broker or dealer violates the Penny Stock rules, the investor may be entitled to rescission of the transaction in which he or she bought stock subject to Rule 15g-9.

DESCRIPTION OF SECURITIES

Common Stock

Voting Rights

All of our shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by security holders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. (See “Risk Factors — Voting Control by our President and CEO”.)

Liquidation Rights

In the event of liquidation of our Company, each stockholder is entitled to receive a proportionate share of the Company’s assets available for distribution to security holders after the payment of liabilities. All of our shares of Common Stock issued and outstanding are fully paid and nonassessable.

Dividend Rights

Holders of our shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock when, and if, declared by the Board of Directors out of funds legally available therefor. We have not paid any dividends on our Common Stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Common Stock is Olde Monmouth Stock Transfer and Trust Company.

Warrants

We currently have four classes of warrants outstanding. We have outstanding (i) warrants for their holders to purchase an aggregate of 5,630,000 shares of our Common Stock at $.20 per share, (ii) warrants for their holders to purchase an aggregate of 8,022,750 shares of our Common Stock at $.75 per share and (iii) warrants for their holders to purchase an aggregate of 3,771,000 shares of our Common Stock at $1.50 per share. All of the warrants have a term of five years, except the warrants exercisable at $1.50, which are exercisable until December 31, 2009.

The foregoing description of the warrants is qualified in its entirety, by the text of these warrants which are annexed hereto as Exhibits 10.3, 10.3.1 and 10.3.2.

Convertible Notes

We currently have $75,000 principal amount of 8% Convertible Notes (“Notes”) outstanding. They are convertible into 150,000 shares of our Common Stock. They are the remaining Notes from a private placement of Units comprising an aggregate of an original principal amount of $400,000 of Notes convertible into 800,000 shares of our Common Stock and warrants to purchase 200,000 shares of our Common Stock at an exercise price of $.75. The offering was completed in February 2007. The one-year Notes have maturity dates no later than February 29, 2008, and bear interest at the rate of 8% per year. The outstanding Notes have not yet been presented for payment or conversion and the shares issuable upon conversion of such Notes are included in this registration statement.

LEGAL MATTERS

Certain legal matters in connection with the registration of the Common Stock hereunder will be passed upon for us by our legal counsel Guzov Ofsink, LLC. Guzov Ofsink, LLC and affiliated attorneys own 200,000 shares of the Company’s Common Stock and warrants to purchase an additional 950,000 shares.

EXPERTS

Our consolidated financial statements included herein as of and for the years ended October 31, 2007 and 2006, have been audited by Raich Ende Malter & Co. LLP, certified public accountants, as set forth in their report included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN BEST FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-1 of Mobiform Software, Inc., Registration No. -, which we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We will file annual, quarterly and special reports and other information with the SEC. For further information about us, you may read and copy these filings at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. That address of that site is http://www.sec.gov). Although it is not part of this prospectus, you may find additional information about us at our website, where our products are discussed in more detail.

RAICH ENDE MALTER & CO. LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Mobiform Software, Inc.

We have audited the accompanying consolidated balance sheet of Mobiform Software, Inc. and subsidiary as of October 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the years ended October 31, 2007 and 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobiform Software, Inc. and subsidiary as of October 31, 2007 and the results of their operations and their cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP

New York, New York
February 22, 2008

MOBIFORM SOFTWARE, INC.

CONSOLIDATED BALANCE SHEETS

	January 31, 2008	October 31, 2007
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$353,060	$187,383
Certificate of Deposit	1,553,274	2,032,890
Accounts Receivable	6,602	—
Prepaid Expenses	80,144	112,697
Total Current Assets	1,993,080	2,332,970
Property and Equipment — Net	186,132	192,129
Other Assets
Deferred Financing Costs	—	5,258
Security Deposits	3,650	4,650
	3,650	9,908
Total Assets	$2,182,862	$2,535,007
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Convertible Notes Payable	$175,000	$166,467
Accounts Payable and Accrued Liabilities	98,807	83,644
Common Share Liability	400,000	333,333
Deferred Revenue	3,333	5,833
Total Current Liabilities	677,140	589,277
Stockholders’ Equity
Preferred Stock, $0.0001 Par Value, 5,000,000 Shares Authorized and Unissued	—	—
Common Stock, $0.0001 Par Value; 45,000,000 Shares Authorized, 23,652,125 Shares Issued and Outstanding	2,365	2,365
Additional Paid in Capital	6,192,296	5,983,571
Accumulated Deficit	(4,688,939)	(4,040,206)
Total Stockholders’ Equity	1,505,722	1,945,730
Total Liabilities and Stockholders’ Equity	$2,182,862	$2,535,007

See accompanying notes to financial statements.

MOBIFORM SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended January 31,		For The Years Ended October 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Revenue	$9,281	$15,358	$57,141	$119,670
Operating Expenses
Payroll Expenses	187,961	74,952	547,050	346,521
Compensation — Share Based	208,725	123,752	943,214	483,619
Consulting Fees — Share Based	66,667	41,111	563,333	100,000
Professional Fees	71,260	21,500	71,370	5,503
Advertising	78,852	2,524	69,130	36,657
Depreciation and Amortization	5,997	2,480	11,758	6,831
Consulting Fees	3,708	34,147	37,982	43,240
Office	7,847	8,827	34,733	15,670
Rent	12,913	1,518	33,492	36,559
Telephone and Communication	4,867	817	8,608	4,594
Travel and Conferences	5,152	1,443	24,112	59,996
Auto	719	4,159	10,544	2,776
Other	6,408	3,353	20,238	—
Total Operating Expenses	661,076	320,583	2,375,564	1,141,966
Operating Loss — Forward	(651,795)	(305,225)	(2,318,423)	(1,022,296)
Other Income (Expenses)
Interest Income	20,382	—	32,890	—
Interest Expense	(3,529)	(6,016)	(30,499)	(1,671)
Amortization — Debt Discount	(8,533)	(14,185)	(161,591)	—
Amortization — Deferred Financing Costs	(5,258)	(7,416)	(69,982)	—
Gain from Foreign Currency Remeasurement	—	2,200	390	14,784
Loss From Disposal of Assets	—	(17,097)	(15,294)	—
Total Other Income (Expenses) — Forward	3,062	(42,514)	(244,086)	13,113
Operating Loss — Forwarded	$(651,795)	$(305,225)	(2,318,423)	(1,022,296)
Total Other Income (Expenses) — Forwarded	3,062	(42,514)	(244,086)	13,113
Loss Before Income Taxes (Benefit)	(648,733)	(347,739)	(2,562,509)	(1,009,183)
Income Taxes (Benefit)	—	—	(10,960)	19,698
Net Loss	$(648,733)	$(347,739)	$(2,551,549)	$(1,028,881)
Net Loss Per Common Share — Basic and Diluted	$(0.03)	$(0.02)	$(0.12)	$(0.06)
Weighted-Average Common Shares Outstanding — Basic and Diluted	23,652,125	19,507,927	21,166,912	18,090,845

See accompanying notes to financial statements.

MOBIFORM SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance — November 1, 2005	16,477,927	$1,648	$418,171	$(459,776)	$(39,957)
Issuance of common stock sold in private placement at $0.20 per share	2,380,000	238	475,762	—	476,000
Offering costs	—	—	(91,002)	—	(91,002)
Issuance of stock option for cash	—	—	20,000	—	20,000
Stock based compensation	—	—	483,619	—	483,619
Issuance of common stock for services and cancellation of consulting contracts	500,000	50	99,950	—	100,000
Discount on convertible debt attributed to beneficial conversion feature and warrants	—	—	10,910	—	10,910
Net loss year ended October 31, 2006	—	—	—	(1,028,881)	(1,028,881)
Balance — October 31, 2006	19,357,927	1,936	1,417,410	(1,488,657)	(69,311)
Warrants issued as partial consideration for in convertible debt placement	—	—	21,992	—	21,992
Issuance of common stock for services per consulting contract	350,000	35	229,965	—	230,000
Issuance of common stock and warrants sold in private placement at $1.00 per unit	3,471,000	347	3,470,653	—	3,471,000
Offering costs	—	—	(505,430)	—	(505,430)
Discount on convertible debt attributed to beneficial conversion feature and warrants	—	—	159,215	—	159,215
Issuance of common stock upon the conversion of debt and accrued interest	473,198	47	236,552	—	236,599
Extension of stock option agreement for cash	—	—	10,000	—	10,000
Stock based compensation	—	—	943,214	—	943,214
Net loss year ended October 31, 2007				(2,551,549)	(2,551,549)
Balance — October 31, 2007 — Forward	23,652,125	$2,365	$5,983,571	$(4,040,206)	$1,945,730
Balance — October 31, 2007 — Forwarded	23,652,125	$2,365	$5,983,571	$(4,040,206)	$1,945,730
Stock based compensation (Unaudited)	—	—	208,725	—	208,725
Net loss for the three months ended January 31, 2008 (Unaudited)	—	—	—	(648,733)	(648,733)
Balance — January 31, 2008 (Unaudited)	23,652,125	$2,365	$6,192,296	$(4,688,939)	$1,505,722

See accompanying notes to financial statements.

MOBIFORM SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended January 31,		For the Years Ended October 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Operating Activities
Net Loss	$(648,733)	$(347,739)	$(2,551,549)	$(1,028,881)
Adjustments to Reconcile Net Loss to Net Cash Used for Operating Activities:
Depreciation and Amortization	5,997	2,480	11,758	6,831
Compensation — Share Based Liability	66,667	41,111	333,333	—
Compensation — Share Based	208,725	123,752	943,214	483,619
Consulting Fees — Share Based	—	—	230,000	100,000
Amortization — Debt Discount	8,533	14,185	161,591	—
Amortization — Deferred Financing Costs	5,258	7,416	69,982	—
Loss from Disposal of Assets	—	17,097	15,294	—
Deferred Revenue	(2,500)	(2,633)	—	—
Changes in Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(6,602)	3,417	15,162	(15,162)
Government Incentive Receivable	—	8,179	170,699	55,538
Prepaid Expenses	32,553	(1,060)	(112,697)	2,891
Security Deposit	1,000	(1,000)	(4,650)	—
Customer Deposit	—	(2,886)	(60,230)	60,230
Accounts Payable and Accrued Liabilities	15,162	(7,962)	5,593	(43,953)
Net Cash Used for Operating Activities — Forward	(313,940)	(145,643)	(772,500)	(378,887)
Investing Activities
Purchase of Certificate of Deposit	—	—	(2,032,890)	—
Redemption of Certificate of Deposit	479,617	—	—	—
Acquisition of Property and Equipment	—	(5,786)	(183,168)	(19,415)
Net Cash Provided by (Used for)Investing Activities — Forward	479,617	(5,786)	(2,216,058)	(19,415)
Net Cash Used for Operating Activities — Forwarded	$(313,940)	$(145,643)	$(772,500)	$(378,887)
Net Cash Provided by (Used for) Investing Activities — Forwarded	479,617	(5,786)	(2,216,058)	(19,415)
Financing Activities
Proceeds from Issuance of Convertible Debt	—	375,000	375,000	25,000
Proceeds from Sale of Common Stock in Private Placement	—	—	3,471,000	476,000
Offering Costs	—	—	(505,430)	(91,002)
Proceeds from Sale of Stock Option	—	10,000	10,000	20,000
Deferred Finance Costs	—	(50,000)	(50,000)	(3,247)
Payments Related Party Debt	—	(10,000)	(140,000)	—
Advances Related Party	—	—	—	79,746
Payment Notes Payable	—	—	—	(92,824)
Net Cash Provided by Financing Activities — Forward	—	325,000	3,160,570	413,673
Change in Cash and Cash Equivalents	165,677	173,571	172,012	15,371
Cash and Cash Equivalents — Beginning of Periods	187,383	15,371	15,371	—
Cash and Cash Equivalents — End of Periods	$353,060	$188,942	$187,383	$15,371
Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	$—	$—	$7,014	$—
Income Taxes	$—	$—	$—	$—
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Debt Discount Allocated to Warrants and Beneficial Conversion Feature	$—	$156,108	$159,215	$10,910
Debt and Accrued Interest Converted into Common Stock	$—	$—	$236,599	$—
Deferred Finance Costs from Warrant Issuances	$—	$21,992	$—	$—

See accompanying notes to financial statements.

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(1) Basis of Presentation

Mobiform Software, Inc, (“Mobiform U.S.”), a Delaware corporation, was originally formed under the name Firefly Learning, Inc. in May 2001. In October 2005, pursuant to an exchange agreement, Mobiform U.S. acquired all of the issued and outstanding shares of capital stock of Mobiform Software, Ltd. (“Mobiform Canada”), a Canadian corporation, in exchange for 14,299,593 shares of our common stock. See “Reorganization”

Mobiform U.S. and Mobiform Canada (collectively “Mobiform”, the “Company”, “we” or “us”) are in the business of developing graphics authoring products that enable software developers and designers to visually build documents and have them automatically converted into XAML (Extensible Application Markup Language), the new language in recently released Microsoft Windows Vista. We license and maintain these software products throughout the United States, Canada, and Europe.

(2) Reorganization

The closing date of the exchange agreement was October 27, 2005. However, for accounting purposes the transaction is treated as being effective October 31, 2005. In connection with the agreement, Mobiform U.S. issued 14,299,593 shares of common stock to the shareholders of Mobiform Canada in exchange for 100% of the outstanding shares of Mobiform Canada. As a result, Mobiform Canada became a 100% owned subsidiary of Mobiform U.S. with the former shareholders of Mobiform Canada owning approximately 89% of the then outstanding shares of Mobiform U.S. For accounting purposes, the transaction is being recorded as a recapitalization with the shareholders of Mobiform Canada as the acquirers. The 14,299,593 shares of common stock issued in the transaction are shown as outstanding for all periods presented in the same manner as a stock split. The accompanying financial statements reflect the consolidated operations of the company from November 1, 2005.

(3) Summary of Significant Accounting Policies

Principles of Consolidation — The consolidated financial statements include the accounts of Mobiform Software, Inc. and its wholly-owned Canadian subsidiary, Mobiform Software, Ltd. All material intercompany balances and transactions have been eliminated.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Statements — The accompanying unaudited interim consolidated financial statements as of January 31, 2008, and for the three months ended January 31, 2008 and 2007 have been prepared in accordance with accounting principles generally accepted for interim financial statements presentation and in accordance with the instructions to Regulation S-B. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, the financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the consolidated financial position as of January 31, 2008, and the consolidated results of operations and consolidated cash flows for the three months ended January 31, 2008 and 2007. The results of operations for the three months ended January 31, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year.

Cash and Cash Equivalents — We consider all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents.

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(3) Summary of Significant Accounting Policies  – (continued)

Revenue Recognition — Our revenues are recognized in accordance with SOP 97-2, “Software Revenue Recognition” [“SOP 97-2”], as amended by SOP 98-4, “Deferral of the Effective Date of SOP 97-2, Software Revenue Recognition” and SOP 98-9, “Modification of SOP 97-2 with Respect to Certain Transactions.” Revenue from the sale of software licenses is recognized when standardized software modules are delivered to and accepted by the customer, the license term has begun, the fee is fixed or determinable, and collectibility is probable. Revenue from software maintenance contracts and Application Service Provider (“ASP”) services are recognized ratably over the lives of the contracts. Revenue from professional services is recognized when the service is provided.

We enter into revenue arrangements in which a customer may purchase a combination of software, maintenance and support, and professional services (multiple-element arrangements). When vendor-specific objective evidence (“VSOE”) of fair value exists for all elements, we allocate revenue to each element based on the relative fair value of each of the elements. VSOE of fair value is established by the price charged when that element is sold separately. For maintenance and support, VSOE of fair value is established by renewal rates, when they are sold separately. For arrangements where VSOE of fair value exists only for the undelivered elements, we defer the full fair value of the undelivered elements and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue, assuming all other criteria for revenue recognition have been met.

Fair Value of Financial Statements — Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosure about Fair Value of Financial Instruments,” require the disclosure of fair values for all financial statements, both on-and off-balance-sheet, for which it is practicable to estimate fair value. We estimate that there are no material variations between fair value and book value of our financial assets and liabilities as of January 31, 2008 and October 31, 2007. We generally do not require collateral related to our financial instruments.

Concentration of Credit Risk — Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents, certificates of deposit, and accounts receivable.

We maintain our cash and cash equivalents and certificates of deposit in accounts with a major financial institution in the United States in the form of demand deposits and certificates of deposit. Deposits in these banks may exceed the amounts of insurance provided on such deposits. As of January 31, 2008 and October 31, 2007, we had approximately $1,800,000 and $2,100,000, respectively, in deposits subjected to such risk. We have not experienced any losses on our deposits of cash, cash equivalents, and certificates of deposit.

Concentrations of credit risk with respect to trade accounts receivable are limited. We routinely assess the financial strength of customers and, based upon factors concerning credit risk, we establish an allowance for doubtful accounts. Management believes that accounts receivable credit risk exposure beyond such allowance is limited.

Impairment of Long-Lived Assets — We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related assets or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(3) Summary of Significant Accounting Policies  – (continued)

Stock Based Compensation — In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes Accounting Principles Board’s (“APB”) APB 25. Among other items, SFAS 123R eliminated the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. We adopted SFAS 123R effective November 1, 2005. We currently utilize a standard option pricing model (the Black-Scholes-Merton Model) to measure the fair value of stock options granted to employees. Under the “modified prospective” method, which the Company has chosen to use, compensation cost is recognized in the financial statement beginning with the effective method date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R.

SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as previously required.

Advertising Expense — We expense advertising costs as incurred. Advertising expense in the three months ended January 31, 2008 and 2007 and the years ended October 31, 2007 and 2006 was $78,852, $2,524, $69,130 and $36,657, respectively.

Property and Equipment — Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on the straight-line method over three to twenty-five years, which approximates the estimated useful lives of the assets. Depreciation and amortization expense in the three months ended January 31, 2008 and 2007 and the years ended October 31, 2007 and 2006 was $5,997, $2,480, $11,758 and $6,831, respectively. Routine maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are eliminated from the respective accounts and any resulting gain or loss is reported in the statement of operations.

Income Taxes — We account for income taxes under the provisions of FASB Statement 109, “Accounting for Income Taxes”which requires the use of the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized. At January 31, 2008 and October 31, 2007, the entire deferred tax asset, which arises primarily from the Company’s net operating loss carryforwards, has been fully reserved because management has determined that it is not more likely than not that the net operating loss carryforwards will be realized in the future.

On November 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). There was no impact on the Company’s consolidated financial position, results of operations or cash flows at October 31, 2007 and for the year then ended, as a result of implementing FIN 48. At the adoption date of November 1, 2007 and at January 31, 2008, the Company did not have any unrecognized tax benefits. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of November 1, 2007 and January 31, 2008, the Company had no accrued interest or penalties. The Company currently has no federal or state tax examinations in progress nor has it had any federal or state tax examinations since its inception. All of the Company’s tax years are subject to federal and state tax examination.

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(3) Summary of Significant Accounting Policies  – (continued)

Foreign Currency — The functional currency for Mobiform Canada is the U.S. dollar. All monetary assets and liabilities are translated at current exchange rates and the resulting adjustments are included in other income (expense). Income and expenses in foreign currency are translated at the exchange rate in effect at the transaction date. The current asset and current liability amounts contained in the balance sheets at January 31, 2008 and October 31, 2007 were translated at $0.998 Canadian dollar [“CD”] to $1.00 U.S. Dollar [“USD”] and $1.053 CD to $1.00 USD, respectively. Long term assets, long term liabilities, and equity accounts were translated at their historical rates. The average translation rates applied to income statement accounts for the three months ended January 31, 2008 and 2007 and the years ended October 31, 2007 and 2006 were $1.00 CD to $1.00 USD, $0.86 CD to $1.00 USD, $0.919 CD to $1.00 USD and $0.883 CD to $1.00 USD, respectively.

Deferred Financing Costs — Amounts paid for costs associated with the sale of $400,000 in convertible notes aggregated $50,000 in 2007 and $3,247 in 2006. These costs are being amortized to interest expense over the life of the notes. The unamortized pro rata portion of the deferred costs is charged to operations upon the conversion of the notes or any portion thereof.

Earnings (Loss) Per Share — The Company has adopted Statement of Financial Accounting Standards No.128, “Earnings Per Share”, which modified the calculation of earnings per share (“EPS”). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to Accounting Principles Board (APB) Opinion 15.

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The assumed exercise of common stock equivalents was not utilized in the three months ended January 31, 2008 and 2007 and the years ended October 31, 2007 and 2006 since the effect would be anti-dilutive.

	January 31,		October 31,
	2008	2007	2007	2006
Basic	$(0.03)	$(0.02)	$(0.12)	$(0.06)
Diluted	$(0.03)	$(0.02)	$(0.12)	$(0.06)

Equity instruments that may dilute earnings per share in the future are listed in Notes 6, 7 and 10.

Research and Development Costs — Research and development costs are expensed as incurred. Amounts in connection with Canadian government assistance programs, such as investment tax credits for research and development costs, if any, will be applied against income tax expense, provided the Company is reasonably certain that the credits will be received. The investment tax credits for research and development costs must be examined and approved by the applicable Canadian tax authorities prior to payment of the cost reimbursement. It is possible that the amounts granted will differ from the amounts received. There were no research and development costs in 2007 and 2006.

(4) Recent Accounting Pronouncements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(4) Recent Accounting Pronouncements  – (continued)

prior year misstatements for the purpose of a materiality assessment. The adoption of SAB 108 did not have a material effect on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 will be applied prospectively and will be effective for periods beginning after November 15, 2007. The Company is currently evaluating the effect, if any, of SFAS 157 on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items by which the fair value option has been elected in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements”. The Company does not expect the adoption of SFAS No. 159 to have a material effect on its financial statements

In June 2006, the Emerging Issues Task Force (“EITF”) ratified EITF Issue 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement. (That is, Gross Versus Net Presentation).” A consensus was reached that entities may adopt a policy of presenting taxes in the income statement on either a gross or net basis. An entity should disclose its policy of presenting taxes and the amount of any taxes presented on a gross basis should be disclosed, if significant. The guidance is effective for periods beginning after December 15, 2006. We present revenues net of taxes. EITF 06-3 did not impact the method for recording these sales taxes in our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontroling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require the following changes. The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the noncontroling interest be dearly identified and presented on the face of the consolidated statement of income. When a subsidiary is deconsolidated, any retained noncontroling equity investment in the former subsidiary is initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontroling equity investment rather than the carrying amount of that retained investment and entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontroling owners. The changes to current practice resulting from the application of SFAS No. 160 is effective for financial statements issued for fiscal years beginning alter December 15, 2008, and interim periods within those fiscal years. The adoption of SFAS No. 160 before December 15, 2008 is prohibited. The Company has not evaluated the effect, if any, that SFAS No. 160 will have on its financial statements.

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(4) Recent Accounting Pronouncements  – (continued)

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations — Revised,” that improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this statement establishes principles and requirements how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontroling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The changes to current practice resulting from the application of SFAS No. 141(R) are effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 141(R) before December 15, 2008 is prohibited. The Company does not expect the adoption of SFAS No. 141(R) to have a material effect on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 gives financial statement users better information about the reporting entity’s hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. The standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged, but not required. We do not anticipate the adoption of SFAS No. 161 will have a material effect on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have an effect on the accompanying financial statements.

(5) Property and Equipment

Property and equipment at January 31, 2008 and October 31, 2007 consists of the following:

	January 31, 2008	October 31, 2007	Estimated Useful Lives
Condominium	$139,813	$139,813	25 years
Computer Equipment	24,300	24,300	5 years
Office Equipment	24,432	24,432	7 years
Software	15,578	15,578	3 years
Total	204,123	204,123
Less: Accumulated Depreciation and Amortization	(17,991)	(11,994)
	$186,132	$192,129

(6) Convertible Debt

In October 2006, we issued one (1) unit and through February 2007 we issued an additional fifteen (15) units of the Company’s $25,000 promissory convertible notes for an aggregate of $400,000. Each unit consisted of an 8% interest bearing convertible promissory note and warrants to acquire 12,500 shares of the Company’s common stock at $0.75 per shares through December 31, 2011. The notes are convertible into shares of our common stock at $0.50 per share at any time prior to maturity. Interest on the notes at 8% per annum is payable at such time the notes are converted and/or at such time the notes are due and payable in cash and/or in shares of our common stock at the option of the noteholder.

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(6) Convertible Debt  – (continued)

In accordance with Emerging Issues Task Force Issues 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”) and 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 98-5”), we first allocated the proceeds received form the placement to the notes of $16,587 in 2006 and $253,233 in 2007. The balance of proceeds received was allocated to the warrants in the amount of $8,413 in 2006 and $121,767 in 2007 as additional paid-in-capital, based on their relative fair values. Then we recognized an imbedded beneficial conversion feature present in the convertible notes resulting in the recognition of $2,497 and $37,448 in 2006 and 2007 as debt discount and additional paid-in-capital, which is equal to the intrinsic value of the imbedded beneficial conversion feature. The debt discount is being amortized over the 1 year maturity period of the notes as interest expense. Amortization of $49,596 was charged to operations in 2007. At January 31, 2008, the convertible notes outstanding aggregated $175,000. At October 31, 2007, the convertible notes outstanding aggregated $166,467, net of unamortized debt discount of $8,533.

The warrants and the beneficial conversion feature were valued using the Black-Scholes pricing model. The following assumptions were made in estimating their fair value:

Expected Life	5 Years
Expected Volatility	285.6% – 316.4%
Risk-Free Interest Rate	4.50% – 5.25%
Dividend Yield	0%

In August 2007, the noteholders converted $225,000 in promissory notes and $11,519 of accrued interest into 473,198 shares of our common stock.

We employed the services of a placement agent to assist in the convertible debt offering for which we paid cash commissions of $50,000 and warrants to acquire 110,000 shares of our common stock at $0.20 per share. The fair value market value of the warrants, using the Black-Scholes pricing model, was $21,992. The commissions and the fair value of the warrants are being amortized over the life of the debt. Upon the conversion of the $225,000 of debt into our common shares, the pro rata unamortized portion of the deferred finance costs was charged to operations.

(7) Stockholders’ Equity

We are authorized to issue 45,000,000 shares of common stock, par value $.0001 per share and 5,000,000 shares of preferred stock, par value $0.0001 per share. At January 31, 2008 and October 31, 2007 there were 23,652,125 common shares issued and outstanding. An additional 17,798,434 common shares were reserved for issuance for outstanding purchase warrants and convertible debt. There are no shares of preferred stock issued and outstanding.

In October 2005, we issued an option to purchase 500,000 shares of our common stock at $0.20 per share to an unrelated individual for consideration of $20,000 in cash. The option originally expired on December 31, 2006. In November 2006, we extended the expiration date of the option to a period ending six months from the date on which our shares of common stock first trade on the over-the-counter bulletin board or the pink sheets for additional consideration of $10,000.

In October 2005, we commenced a private placement offering of our equity securities which was completed in October 2006 (the “2006 private placement offering”). The 2006 private placement offering was through the sale of equity units (the “2006 Units”) with each 2006 Unit consisting of 50,000 shares of our common stock at a purchase price of $10,000 per unit. We sold approximately 7.5 of the 2006 Units in October 2005 and 47.5 of the 2006 Units in October 2006, issuing a total of 375,000 shares in October 2005 and 2,380,000 shares of our common stock in fiscal 2006. We received proceeds of $75,000 in October 2005

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(7) Stockholders’ Equity  – (continued)

and $476,000 before offering costs of $2,000 and $91,002, respectively. We issued warrants, which expire on March 31, 2011, as additional compensation for their services in the offering to our counsel and an investment advisor to acquire an aggregate of 810,000 shares of our common stock at $0.20 per share. The fair value of the warrants utilizing the Black-Scholes pricing model was $161,943.

We entered into a one year consulting agreement on January 1, 2007 that either party could cancel upon 10 days notice. As part of the compensation for services, the consultant is to receive an aggregate of 750,000 shares of the Company’s common stock. The consultant was immediately entitled to and immediately earned 150,000 shares valued at $30,000 ($0.20 per share — the value paid in 2006 private placement offering) which was charged to operations on the date earned. The contract provided the consultant to receive an additional 200,000 shares on October 1, 2007 whose fair value of $200,000 was charged to operations. The issuance of the remaining common shares is contingent upon the Company’s filing form 15c2-11 and a registration statement. As we intend to file both, we have charged operations in 2007 and have accrued a common share liability at October 31, 2007 of $333,333 for the pro rata portion of the fair value of the 400,000 shares. The fair values of the shares issued or to be issued to the consultant is based upon the last common share sale price immediately prior to the respective dates of issuance or as at October 31, 2007 for the 400,000 common shares.

In February 2007 and March 2007 we issued 5 year purchase warrants to our securities counsel to acquire 200,000 and 250,000 shares, respectively, of our common stock at $0.75 per share for services rendered for our 2007 private placement offering. In March 2007 we also issued 5 year warrants to acquire 1,268,750 shares of our common stock at $0.75 per share to investment bankers who acted as our placement agent in the 2007 private placement offering. The fair value of these warrants using the Black-Scholes pricing model was $353,322. All the warrants have cashless exercise provisions as defined in the warrants.

In May 2007, we commenced receiving the proceeds from the 2007 private placement offering of our equity securities (the “2007 private placement offering”), which was completed in July 2007. The 2007 private placement offering was through the sale of equity units (the “2007 Units”). Each 2007 Unit consisted of 50,000 shares of our common stock and a warrant to purchase 50,000 shares of our common stock at $1.50 per share until December 31, 2009. The purchase price of each 2007 Unit was $50,000. We sold approximately 69 of the 2007 Units issuing 3,471,000 shares of our common stock and common stock purchase warrants. We received proceeds of $2,965,570 net of offering costs of $505,430.

In April 2006, we issued warrants to officers and directors to purchase an aggregate of 4,520,000 shares of our common stock at $0.20 per share. In October 2006, we issued an employee warrants to purchase 100,000 common shares at $0.20 per share. In March 2007, we issued warrants to our CEO to purchase 3,500,000 common shares at $0.75 per share and warrants to a director to purchase 2,500,000 common shares at $0.75 per share. Additionally, in March and September 2007, we issued warrants to five employees to acquire an aggregate of 404,000 shares of our common stock at prices ranging from $0.75 to $1.50 per share. In January 2008, we issued warrants to employees to purchase 140,000 common shares at $1.50 per share.

The fair value of all the warrants issued for services is being charged to operations over the periods the warrants vest. Amortization of the fair values charged to operations as determined by the Black-Scholes pricing model was $208,725 and $123,752 for the three months ended January 31, 2008 and 2007 and $943,214 in fiscal 2007 and $483,619 in fiscal 2006. All the warrants have cashless exercise provisions as defined in the warrants [See Note 10].

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(7) Stockholders’ Equity  – (continued)

The fair value of each warrant is estimated on the date of grant using the Black-Scholes pricing model. The following assumptions were made in estimating fair value at:

	January 31, 2008	October 31, 2007	October 31, 2006
Dividend Yield	—%	—%	—%
Risk-Free Interest Rate	5.25%	5.25%	4.5% – 5.25%
Expected Life	5 Years	5 Years	5 Years
Expected Volatility	278.5%	297.2% – 316.4%	285.6% – 316.4%

The following table summarizes information about stock warrants and options outstanding as of October 31, 2007:

	Warrants and Options
	Outstanding			Exercisable
Exercise Price	Number Outstanding	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20	5,630,000	3.3	$0.20	4,630,000	$0.20
$0.75	8,022,750	4.1	$0.75	3,418,750	$0.75
$1.50	3,771,000	2.3	$1.50	3,471,000	$1.50

The following table summarizes information about stock warrants and options outstanding as of January 31, 2008:

	Warrants and Options
	Outstanding			Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20	5,630,000	3.1	$0.20	4,630,000	$0.20
$0.75	8,022,750	3.8	$0.75	3,418,750	$0.75
$1.50	3,911,000	2.2	$1.50	3,471,000	$1.50

At January 31, 2008 and October 31, 2007, the weighted-average exercise price of all warrants and options was $0.74 and the weighted-average remaining contractual life was 3.2 and 3.5 years, respectively.

(8) Income Taxes

The Canadian federal and provincial governments grant investment tax credits for certain research and development project conducted by Canadian entities. The Company’s software development research by its Canadian subsidiary qualified for such credits of $226,000 in 2005. The credits are either used to reduce any Canadian federal or provisional government income tax liabilities or if no tax liability exists, the credit is refunded. As the subsidiary had no Canadian income tax liability, the entire tax credit is refundable. In 2006 the Company received $55,000 of the credit and the balance in 2007. The refund credits are subject to approval of the Canadian government. The tax benefit in 2007 and the 2006 tax provision result from a change in the estimated Canadian tax credit refund applied for in prior periods.

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(8) Income Taxes  – (continued)

Income tax expense (benefit) consisted of the following:

	For the Three Months Ended January 31,		For the Years Ended October 31,
	2008	2007	2007	2006
Current:
United States	$—	$—	$—	$—
Foreign	—	—	(10,960)	19,698
	—	—	(10,960)	19,698
Deferred:
United States	—	—	—	—
Foreign	—	—	—	—
	—	—	—	—
Totals	$—	$—	$(10,960)	$19,698

Pre-tax (loss) consisted of the following:

	For the Three Months Ended January 31,		For the Years Ended October 31,
	2008	2007	2007	2006
United States	$(648,733)	$(343,039)	$(2,482,689)	$(569,136)
Foreign	—	(4,700)	(79,820)	(440,047)
	$(648,733)	$(347,739)	$(2,562,509)	$(1,009,183)

The income tax expense (benefit) differs from the amount computed by applying the United States statutory corporate income tax rate as follows:

	For the Three Months Ended January 31,		For the Years Ended October 31,
	2008	2007	2007	2006
United States Statutory Corporate Income Tax Rate	(34.0)%	(34.0)%	(34.0)%	(34.0)%
Permanent Differences	—%	—%	6.4%	—%
Change in Valuation Allowance on Deferred Tax Assets	34.0%	34.0%	27.6%	36.0%
Effect of Foreign Earnings, Net of Allowable Credits	—%	—%	(0.04)%	2.0%
Income Tax (Benefit)	(0.0)%	(0.0)%	(0.04)%	2.0%

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(8) Income Taxes  – (continued)

The components of deferred tax assets (liabilities) at January 31, 2008 and October 31, 2007 are as follows:

	January 31, 2008	October 31, 2007
Deferred Tax Assets — Current
Accrued Vacation Pay	$7,140	$7,602
Valuation Allowance	(7,140)	(7,602)
	—	—
Deferred Tax Assets (Liabilities) — Long Term
Net Operating Losses	$489,184	364,347
Depreciation	(1,938)	(1,598)
Stock Warrants	527,659	434,026
Valuation Allowance	(1,022,045)	(796,775)
	—	—
Net Deferred Tax Asset	$—	$—

We have established a full valuation allowance on our deferred tax asset because of a lack of sufficient positive evidence to support its realization. The valuation allowance increased by approximately $225,000 and $79,000 in the three months ended January 31, 2008 and 2007, $583,000 in fiscal 2007 and $194,000 in fiscal 2006.

(9) Related Party Transactions

In September 2006, we issued a 10% convertible promissory note to our Chief Executive Officer [“CEO”] in exchange for $100,000 loaned by the CEO to Mobiform Canada for working capital purposes. The debt was convertible into shares of our common stock at a rate of $0.20 per share. In May 2007, the note and accrued interest of $7,000 was paid in full.

During fiscal 2007, a note in the amount of $40,000, which represented monies advanced by the former CEO of Firefly Learning, Inc. (our predecessor), for working capital purposes, was paid in full.

(10) Commitments and Contingencies

Employment Agreements

Effective April 1, 2006, we entered into an employment agreement with our Chief Executive Officer. The agreement was for a two year period and included annual compensation of $115,000. The agreement included, among other provisions, the issuance of a 5 year warrant to purchase 2,000,000 shares of our common stock at $0.20 per share. On April 1, 2007, the agreement was extended through March 31, 2009. Annual compensation was increased to $150,000 and an additional 5 year warrant to purchase 3,500,000 shares of our common stock at $0.75 per share was issued. Commencing with the date of the agreement, 25% of the warrants vest every six months over a two year period.

Effective April 1, 2006, we entered into an employment agreement with our Secretary who is also a member of the Board of Directors. The agreement was for a two year period and included annual compensation of $100,000. The agreement included, among other provisions, the issuance of a 5 year warrant to purchase 2,000,000 shares of our common stock at $0.20 per share. On April 1, 2007, the agreement was extended through March 31, 2009. Annual compensation was increased to $125,000 and an additional 5 year warrant to purchase 2,500,000 shares of our common stock at $0.75 per share was issued. The warrants vest

MOBIFORM SOFTWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007
(Information as at January 31, 2008 and the Three Months Ended
January 31, 2008 and 2007 is Unaudited)

(10) Commitments and Contingencies  – (continued)

over a two year period commencing with the date of the agreement at a rate of 25% every six months. Effective July 31, 2007, the officer terminated his employment as an employee of the Company: he remains a Director and he has agreed to continue his position as Secretary until replaced. The termination agreement provides for the warrants issued under the contracts to remain in force and vest under the original terms of the agreements.

Effective June 1, 2006, we entered into an employment agreement with our Director of Software Development. The agreement included, among other provisions, annual compensation of $85,000 and the issuance of a 5 year warrant to purchase 500,000 shares of our common stock at $0.20 per share. The warrants vest over a two year period commencing with the date of the agreement at a rate of 25% every six months. Effective May 1, 2007, the officer terminated his employment with us. Warrants to purchase 250,000 shares of common stock that were not vested prior to the date of termination were forfeited.

We have agreements with a number of other employees that are renewed on an annual basis. Warrants to purchase 524,000 shares of our common stock were issued in connection with these agreements. Although the warrants generally vest over the two year period at a rate of 25% every six months, the employees are required to be employed for a two year period in order to exercise the warrant. During fiscal 2007, 50,000 of these warrants were forfeited upon employee termination.

Commitments under the employment agreements are as follows:

Year Ended October 31,
2008	$150,000
2009	62,500
Total	$212,500

Leases

We presently lease office space in the United States and previously leased space in Canada, generally on an annual basis. Rental expense for the three months ended January 31, 2008 and 2007 and the years ended October 31, 2007 and 2006 amounted to approximately $12,000, $2,000, $33,000 and $37,000, respectively. The future rental commitment under our present lease for our premises in Crystal River, Florida, which expires on May 31, 2008, is approximately $26,000.

Significant Customers

In fiscal 2007, one customer generated 50% (21% in 2006) and three other customers generated 40% of our revenues. In 2006, two other customers accounted for 22% and 42% of our revenues.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses of the issuance and distribution of the securities being registered hereby, other than selling discounts and commissions, are estimated as follows:

Securities and Exchange Commission registration fee	$763.24_
FINRA filing fee	0
Legal fees and expenses	$100,000
Accounting fees and expenses	$100,000
Printing fees and expenses	$5,000
Miscellaneous	$14,234.76
Total	$220,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 145(e) of the DGCL permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the DGCL. Section 145(f) of the DGCL provides that the indemnification and advancement of expense provisions contained in the DGCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

Our certificate of incorporation and bylaws provide, in general, that we shall indemnify, to the fullest extent permitted by law, any and all persons whom we shall have the power to indemnify under those provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by those provisions. Our certificate of incorporation and bylaws also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or which they may be lawfully granted. We expect to acquire a liability insurance policy for our directors and officers.

Our directors and officers are indemnified as provided by the DGCL and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

In October, 2005, pursuant to an exchange agreement we acquired all of the issued and outstanding shares of capital stock of Mobiform Software, Ltd., a Canadian corporation, (“Mobiform Canada”) in exchange for 14,299,593 shares of our common stock After the Acquisition, Mobiform Canada become a wholly owned subsidiary of Mobiform. Mobiform and Mobiform Canada are collectively referred to herein as “Mobiform.”

•	On April 1, 2006 we issued to each of Messrs. DeSerranno and Lorenzo, our CEO and our Vice President, five-year warrants to purchase 2,000,000 shares of Common Stock exercisable at $0.20 per share on a cashless basis pursuant to employment agreements.
•	In September 2006, we issued a 10% convertible promissory note to Ron DeSerranno, our Chief Executive Officer (“CEO”) in exchange for $100,000 loaned by the CEO to Mobiform Canada for working capital purposes. The note was convertible into shares of our Common Stock at a rate of $0.20 per share. It was repaid in full in May 2007.
•	In October 2006, we completed a private placement offering of equity units each consisting of 50,000 shares of our common stock. The purchase price per unit was $10,000. We sold approximately 55 units, issuing a total of 2,755,000 shares of our Common Stock. We received proceeds of $551,000 before offering costs of $93,000.
•	In February 2007 we completed a private placement of $400,000 of one-year convertible notes and 200,000 warrants that expire on December 31, 2011. The notes are convertible into 800,000 shares of our Common Stock and the warrants permit the purchase of 200,000 shares of Common Stock at $.75 per share.
•	On April 1, 2007, we issued to Messrs. DeSerranno and Lorenzo, our CEO and our Vice President, five-year warrants to purchase 3,500,000 shares and 2,500,000 shares, respectively, of our Common Stock exercisable at $0.75 per share on a cashless basis pursuant to amendments to their employment agreements.
•	In July 2007 we completed a private placement offering of equity units, each consisting of 50,000 shares of our Common Stock and a warrant to purchase 50,000 shares of our common stock at $1.50 per share until December 31, 2009. The purchase price per unit was $50,000. We sold approximately 69 units, issuing 3,471,000 shares of our Common Stock and 69 common stock purchase warrants. We received proceeds of $3,471,000 before offering costs of $505,000.
•	In April 2006, we issued to Mercer Capital, Ltd., a non-callable warrant to purchase 200,000 shares of our Common Stock at an exercise price of $.20 per share. This warrant was issued to Mercer Capital Ltd. for services rendered in connection with our private placement.
•	In October 2006 we issued to Mercer Capital, Ltd., the placement agent for our recently-completed private placement, a non-callable warrant to buy an aggregate of 110,000 shares of our Common Stock at a price of $.20 for its placement services rendered to the Company.
•	In March 2007, we issued to Mercer Capital, Ltd., the placement agent for our recently-completed private placement, a non-callable warrant to buy an aggregate of 900,000 shares of our Common Stock at a price of $.75 for its placement services rendered to the Company.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering any of the securities. All certificates evidencing the securities issued in such transactions bear restrictive legends as securities issued in non-registered transactions that may only be resold in compliance with applicable federal and state securities laws. The applicable subscription documents relating to such transactions contained acknowledgments by the purchaser of such securities that the securities being acquired had not been registered, were restricted securities, could only be resold in compliance with applicable federal and state securities laws and the certificates evidencing such securities would bear restrictive legends.

Item 16. Exhibits

Exhibit Number	Description
3.1	Certificate of Incorporation
3.2	By-laws
4.1	Form of Specimen Stock Certificate
5	Legal Opinion of Guzov Ofsink, LLC
10.1	Amended Subscription Agreement and Summary dated April 3, 2006
10.2	Securities Purchase Agreement dated May 1, 2007
10.3	Form of Warrant — $1.50
10.3.1	Form of Warrant — $.75
10.3.2	Form of Warrant — $.20
10.4	Employment Agreement dated April 1, 2006 with Allen Ronald DeSerranno
10.5	Employment Agreement dated April 1, 2006 with Francis V. Lorenzo
10.6	Assignment and Amendment of Employment Agreement — Allen Ronald DeSerranno
10.7	Assignment and Amendment of Employment Agreement — Francis V. Lorenzo
10.8	Termination Agreement — Francis V. Lorenzo
10.9	Form of 8% Convertible Note
10.10	Exchange Agreement dated August 31, 2005
23.1	Consent of Raich Ende Malter & Co. LLP, independent registered public accounting firm
23.2	Consent of Guzov Ofsink, LLC (included in Exhibit 5)

Item 28. Undertakings.

The issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information to the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Crystal River, Florida on April 9, 2008.

MOBIFORM SOFTWARE, INC.

By:	/s/ Allen Ronald DeSerranno Allen Ronald DeSerranno Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Allen Ronald DeSerranno Allen Ronald DeSerranno	Director	April 9, 2008
/s/ Francis V. Lorenzo Francis V. Lorenzo	Director	April 9, 2008
/s/ Debra Gardner Debra Gardner	Director	April 9, 2008